Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 16, 2020

BY AND AMONG

DEAN FOODS COMPANY,

EACH OF THE SUBSIDIARIES OF DEAN FOODS COMPANY

LISTED ON THE SIGNATURE PAGES HERETO,

AND

DAIRY FARMERS OF AMERICA, INC.

TABLE OF CONTENTS

		Page
	Article 1
	Definitions

Section 1.01.	Definitions	1
Section 1.02.	Other Definitions and Interpretive Matters	22

	Article 2
	Purchase and Sale
Section 2.01.	Purchase and Sale	24
Section 2.02.	Excluded Assets	27
Section 2.03.	Assumed Liabilities	29
Section 2.04.	Excluded Liabilities	30
Section 2.05.	Desired 365 Contracts	30
Section 2.06.	Assignment of Assets Subject to Consent Requirements	31
Section 2.07.	Additional Excluded Assets	31
Section 2.08.	Misallocated Assets	32
Section 2.09.	Further Assurances	32
Section 2.10.	Withholding	32

	Article 3
	Purchase Price

Section 3.01.	Purchase Price	32
Section 3.02.	Good Faith Deposit	33
Section 3.03.	Estimated Cash Purchase Price	34
Section 3.04.	Determination of Final Cash Purchase Price	34
Section 3.05.	Deferred Claims	37

	Article 4
	Closing

Section 4.01.	Closing Date	37
Section 4.02.	Payments on the Closing Date	38
Section 4.03.	Buyer’s Deliveries	38
Section 4.04.	The Selling Entities’ Deliveries	38

	Article 5
	Representations and Warranties of Selling Entities

Section 5.01.	Organization and Good Standing	39
Section 5.02.	Authority; Validity	40
Section 5.03.	Governmental Approvals; No Conflict	40
Section 5.04.	Financial Statements	41

i

Annexes:

Annex I	Sample Net Working Capital Calculation

Exhibits:
Exhibit A	Form of Assignment, Bill of Sale, Deed, and Conveyance
Exhibit B-1	Form of Assignment of Trademarks
Exhibit B-2	Form of Assignment of Patents
Exhibit B-3	Form of Assignment of Copyrights
Exhibit C	Bidding Procedures
Exhibit D	Bidding Procedures Order
Exhibit E	Form of Master Assignment
Exhibit F	Form of Sale Order
Exhibit G	Transition Services Agreement
Exhibit H	Form of Buyer Out-License Agreement
Exhibit I	Form of Seller Out-License Agreement
Exhibit J	Form of Cooperation Agreement

Schedules:
Schedule 1.01(a)	Company Employees
Schedule 1.01(b)	Seller Knowledge Persons
Schedule 1.01(c)	Buyer Knowledge Persons
Schedule 2.01(b)(v)	Acquired Open Purchase Orders
Schedule 2.01(b)(vii)(A)	Acquired Owned Real Property
Schedule 2.01(b)(vii)(B)	Acquired Leased Real Property
Schedule 2.10(b)(ix)	Acquired Permits
Schedule 2.01(b)(xxiii)	Specified Greeley Assets
Schedule 2.01(b)(xxiv)	Other Assets
Schedule 2.02(g)	Excluded Hedge Contracts
Schedule 2.02(h)	Excluded Intellectual Property
Schedule 2.02(i)	Excluded Facilities
Schedule 2.02(l)	Other Excluded Equipment
Schedule 2.02(n)	Excluded Real Property
Schedule 2.02(o)	Excluded Business IT Assets
Schedule 2.03(e)	Assumed Plan Liabilities
Schedule 2.05(a)	Desired 365 Contracts
Schedule 4.04(i)	Certain Excluded Necessary Consents
Schedule 4.04(j)	Certain Excepted Permits
Schedule 7.02	Operation Prior to Close
Schedule 7.04	Transferred Permits

Disclosure Schedules

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 16, 2020 (the “Agreement Effective Date”), is by and among Dean Foods Company, a company organized under the laws of the State of Delaware whose address is 2711 North Haskell Avenue, Suite 3400, Dallas, TX 75204 (“Seller”), each of the Subsidiaries of Seller listed on the signature pages hereto (together with Seller, the “Selling Entities”), and Dairy Farmers of America, Inc., a cooperative organized and existing under the laws of the State of Kansas (“Buyer”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 1. The Selling Entities and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Selling Entities are engaged in the Business;

WHEREAS, on November 12, 2019 (the “Petition Date”), the Selling Entities commenced voluntary cases (the “Bankruptcy Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Selling Entities desire to sell to Buyer all of the Assets, and Buyer desires to purchase from the Selling Entities all of the Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Assets pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and Rules 4001, 6004, 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”); and

WHEREAS, the Selling Entities’ ability, and Buyer’s willingness, to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Section 1.01.         Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“365 Contracts” means all of the Selling Entities’ respective executory Contracts and unexpired Leases, in each case, within the meaning of Section 365 of the Bankruptcy Code pertaining to the Assets or Assumed Liabilities. For the avoidance of doubt, none of the Hedge Contracts are 365 Contracts.

“Accounting Firm” has the meaning set forth in Section 3.04(b).

“Accounting Principles” means GAAP applied consistently with the Balance Sheets; provided, however, that in the event of a conflict between GAAP and consistency, GAAP shall prevail.

“Accounts Receivable” means any and all accounts, notes, trade and other receivables owed to Seller or any of its Subsidiaries, together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all Proceedings pertaining to the collection of amounts that are payable, or that may become payable, to Seller or any of its Subsidiaries with respect to products sold or services performed on or prior to the Closing Date.

“Acquired Business” means the Business other than that portion of the Business exclusively related to the Excluded Facilities.

“Acquired Equity Interests” has the meaning set forth in Section 2.01(b)(vi).

“Acquired Intellectual Property” means all Intellectual Property to the extent owned or purported to be owned by Seller or any of its Subsidiaries and used or held for use in connection with the operation of the Business but excluding, for the avoidance of doubt, the Excluded Intellectual Property.

“Acquired Inventory” has the meaning set forth in Section 2.01(b)(v).

“Acquired Leased Real Property” has the meaning set forth in Section 2.01(b)(vii).

“Acquired Owned Real Property” has the meaning set forth in Section 2.01(b)(vii).

“Acquired Permits” has the meaning set forth in Section 2.01(b)(ix).

“Acquired Prepayments” has the meaning set forth in Section 2.01(b)(xiv).

“Acquired Real Property” has the meaning set forth in Section 2.01(b)(vii).

“Acquired Records” has the meaning set forth in Section 2.01(b)(x).

“Adjustment Escrow Account” has the meaning set forth in Section 4.02.

“Adjustment Escrow Amount” means an amount in cash equal to $20 million.

“Adjustment Escrow Funds” means the funds held in the Adjustment Escrow Account from time to time.

“Adjustment Time” means 12:01 am (prevailing Eastern Time) on the Closing Date.

“Administrative Claim” means an allowed Claim arising under Sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries) Controls, is Controlled by or is under common Control with such specified Person; provided that none of the equity holders of Seller or creditors of the Selling Entities (other than any equity holder of Seller or creditor who is a Subsidiary of any Selling Entity), or any of the Specified Entities, will be considered an Affiliate of a Selling Entity for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Effective Date” has the meaning set forth in the introductory paragraph.

“Allocation” has the meaning set forth in Section 8.02(a).

“Alternate Bidder” will mean the bidder with the next-highest or otherwise second-best bid as determined in accordance with the Bidding Procedures.

“Anti-Corruption Laws” has the meaning set forth in Section 5.21.

“Antitrust Division” has the meaning set forth in Section 7.04.

“Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Food Safety Laws” has the meaning set forth in Section 5.10.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Assets” has the meaning set forth in Section 2.01(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(b)(viii).

“Assignment” means the Assignment, Bill of Sale, Deed, and Conveyance with respect to all Assets, in the form attached hereto as Exhibit A.

“Assumed Indebtedness” means all obligations under leases that are Assigned Contracts and that are required to be capitalized in accordance with GAAP.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Plan Liabilities” has the meaning set forth in Section 2.03(e).

“Auction” has the meaning set forth in the Bidding Procedures.

“Available Insurance Policy” has the meaning set forth in Section 8.09.

“Avoidance Actions” has the meaning set forth in Section 2.01(b)(xxi).

“Balance Sheet” has the meaning set forth in Section 5.04.

“Balance Sheet Date” has the meaning set forth in Section 5.04.

“Bankruptcy Cases” has the meaning set forth in the recitals.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Rules” has the meaning set forth in the recitals.

“Base Purchase Price” has the meaning set forth in Section 3.01(a).

“Berkeley Facility” means that certain Berkeley Farms, Inc., facility located in Hayward, California and all of the Excluded Assets related thereto or associated therewith.

“Bidding Procedures” means the procedures employed with respect to the proposed sale of the Assets and the assumption of the Assumed Liabilities, which shall be in form and substance reasonably acceptable to Buyer.

“Bidding Procedures Order” means the Order of the Bankruptcy Court approving the Bidding Procedures, the Break-Up Fee and the Expense Reimbursement, which shall be in form and substance reasonably acceptable to Buyer.

“Break-Up Fee” means a fee payable as set forth in this Agreement in an amount equal to $15 million, which upon entry of the Bidding Procedures Order, will constitute an administrative expense of the Selling Entities, on a joint and several basis, in the Bankruptcy Cases under section 364(c)(1) of the Bankruptcy Code.

“Business” means the business of manufacturing, marketing, distributing and selling certain branded and private label dairy and dairy case products, milk and cream commodities and certain non-dairy products, including fluid milk, ice cream, novelties, frozen cakes and cups, other frozen products, cultured dairy products, creams and creamers, ice cream mix, purchased for resale products and other dairy products, and certain plant-based beverages, iced coffees, juices, teas and bottled water products, in each case, to retailers, distributors, food service outlets, educational institutions, food processors and Governmental Authorities, as conducted by Seller or any of its Subsidiaries, including the ownership and operation of the Assets; provided, however, that the Business does not include the Uncle Matt’s Business or the Good Karma Business.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in New York City, New York and Dallas, Texas.

“Business IT Assets” has the meaning set forth in Section 5.12(h).

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Cure Costs” has the meaning set forth in Section 8.12.

“Buyer Deferred Claims” has the meaning set forth in Section 3.05.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.01.

“Buyer Out-License Agreement” means that Non-Exclusive License Agreement, substantially in the form of Exhibit H hereto, to be entered into between Buyer and Seller at the Closing.

“Buyer Released Party” or “Buyer Released Parties” has the meaning set forth in Section 14.17(b).

“Buyer Releasors” has the meaning set forth in Section 14.17(a).

“Cash Purchase Price” has the meaning set forth in Section 3.01(a).

“Casualty Loss” means any loss, damage or destruction of the Assets that occurs for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood, hurricane, tropical storm, terrorism, or other casualty or condemnation taking under the right of eminent domain, but excluding any loss, damage, or destruction as a result of depreciation or ordinary wear and tear.

“Causes of Action” has the meaning set forth in Section 14.17(a).

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Clean Team Agreement” means that certain Clean Team Agreement dated as of October 31, 2019, by and between Dean Foods Company and Dairy Farmers of America, Inc.

“Closing” has the meaning set forth in Section 4.01.

“Closing Assumed Indebtedness” has the meaning set forth in Section 3.04(a).

“Closing Date” has the meaning set forth in Section 4.01.

“Closing Payment Amount” means an amount equal to (i) the Estimated Cash Purchase price minus (ii) the Customer Deductions Escrow Amount minus (iii) the Adjustment Escrow Amount.

“Closing Statement” has the meaning set forth in Section 3.04(a).

“Closing Working Capital” has the meaning set forth in Section 3.04(a).

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement between any Selling Entity with a union representing any Company Employees that governs the terms and conditions of employment, whether or not such agreement is expired by its terms.

“Company Employees” means the employees of a Selling Entity and those independent contractors set forth on Schedule 1.01(a).

“Compliant” means, with respect to the Required Information and Marketing Material, that such Required Information and Marketing Material does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information or Marketing Material not misleading in light of the circumstances in which made.

“Confidentiality Agreement” has the meaning set forth in Section 7.01(b).

“Contract” means any agreement, contract, lease, deed, license, instrument, commitment, undertaking or obligation (in each case, whether written or oral) that is legally binding, including the Leases.

“Control” or “Controlled” means the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by Contract or otherwise.

“Cooperation Agreement” means the Cooperation Agreement, in substantially the form of Exhibit J, to be entered into between Buyer and Seller at Closing.

“Copyrights” means any copyright, any copyrightable work, any work of authorship, any moral rights related to any of the foregoing, any registration or recording of any copyright, copyrightable work or work of authorship, and any application in connection therewith, including any such registration, recording, or application in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other jurisdiction, and any renewal of any of the foregoing.

“Cure Costs” means all monetary Liabilities, including pre-petition monetary Liabilities, of the Selling Entities that must be paid or otherwise satisfied to cure all of the Selling Entities’ monetary and other defaults under the Assigned Contracts pursuant to Section 365 of the Bankruptcy Code at the time of the assumption thereof and assignment of the Assigned Contracts to Buyer as provided hereunder as such amounts are determined by the Bankruptcy Court or approved pursuant to the assignment and assumption procedures provided for in the Bidding Procedures Order.

“Current Assets” means, the Acquired Inventory and the Acquired Prepayments, to the extent historically included in the current assets of the Selling Entities prior to the date of this Agreement as reflected in Seller’s Balance Sheet and, in each case, outstanding as of the Adjustment Time. For purposes of determining the amount of the Current Assets (a) Acquired Inventory shall be valued at the lower of cost or market on a first-in-first-out basis, net of required inventory reserves and (b) Acquired Inventory that is of a category that historically has not been reflected on Seller’s Balance Sheet shall be assigned no value.

“Current Liabilities” means the following Liabilities of Seller or its Subsidiaries to the extent exclusively related to the Acquired Business: (a) the accrued but unpaid portion of the payroll liability with respect to Transferred Employees for pay periods beginning before the Closing but ending after the Closing, (b) accrued but unpaid bonuses and incentives under the STI Plan with respect to Transferred Employees, (c) accrued but unpaid utility liabilities, (d) accrued but unpaid real estate and personal property Taxes, (e) any amounts payable by check or wire transfer to customers under rebate programs, and (f) accrued but unused PTO liabilities with respect to Transferred Employees to the extent not required by Applicable Law to be paid by a Selling Entity to the Transferred Employees upon termination of employment as a result of or in connection with Closing, in each case, outstanding as of the Adjustment Time.

“Current Representation” has the meaning set forth in Section 14.15.

“Customer Deductions” means all deductions and offsets against customer accounts receivables for discounts, returns, spoils, damages, shortages, short pays and promotions arising from sales to customers prior to the Closing Date.

“Customer Deductions Claim” has the meaning set forth in Section 13.01.

“Customer Deductions Escrow Account” has the meaning set forth in Section 4.02.

“Customer Deductions Escrow Amount” means an amount in cash equal to $35,000,000.

“Customer Deductions Escrow Funds” means the funds held in the Customer Deductions Escrow Account from time to time.

“Damage or Destruction Loss” has the meaning set forth in Section 7.08.

“Damages” means all damages, losses, costs, Taxes, payments, royalties and expenses that are incurred or suffered, that are reasonably likely to be incurred or suffered, or that are claimed by a third party to be incurred or suffered by a party with respect to or relating to an event, circumstance or state of facts. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or Liabilities.

“Data” means customer lists, correspondence, and other data relating to customers of the Acquired Business and all other reports, information and documentation collected or maintained by any Selling Entity regarding the visitors to websites owned or controlled such Selling Entity.

“Data Protection Laws” means the data protection and privacy laws of each jurisdiction where any Selling Entity is established and those of each jurisdiction where any Personal Information is collected, transmitted, secured, stored, shared or otherwise processed by or on behalf a Selling Entity, including, without limitation the General Data Protection Regulation (EU 2016/679) (GDPR), the e-Privacy Directive (Directive 2002/58/EC) and the e-Privacy Regulation (Regulation 2017/003) (once it takes effect), the California Consumer Privacy Act, Section 5 of the (U.S.) Federal Trade Commission Act and any and all laws and regulations governing privacy, cybercrime, use of electronic data, or unfair or deceptive trade practices.

“Davis Polk” has the meaning set forth in Section 14.15.

“Deal Communications” has the meaning set forth in Section 14.15(b).

“Debt Financing” means the credit facilities, issuance of debt securities or other debt financing that may be obtained or consummated by Buyer for the purposes of financing all or any portion of the transactions contemplated hereby.

“Debt Financing Source” means, in its capacity as such, any lender or similar debt financing source with respect to the Debt Financing and their respective Affiliates, and such lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents or advisors.

“Deferred Claims” has the meaning set forth in Section 3.05.

“Deposit Amount” has the meaning set forth in Section 3.02.

“Designated Person” has the meaning set forth in Section 14.15.

“Desired 365 Contracts” has the meaning set forth in Section 2.05(a).

“Digester JV” means the Selling Entities’ collective equity interests in DF-AP, LLC, a Delaware limited liability company, and DF-AP #1, LLC, a Delaware limited liability company.

“DIP Actual Operating Cash Receipts” means Actual Operating Cash Receipts (as defined in the DIP Credit Agreement).

“DIP Actual Operating Disbursements Amount” means Actual Operating Disbursements Amount (as defined in the DIP Credit Agreement).

“DIP Agent” has the meaning ascribed to such term in the DIP Order.

“DIP Budget” means the “Agreed Budget” as such term is defined in the DIP Credit Agreement.

“DIP Budgeted Operating Cash Receipts” means Budgeted Operating Cash Receipts (as defined in the DIP Credit Agreement).

“DIP Budgeted Operating Disbursements Amount” means Budgeted Operating Disbursements Amount (as defined in the DIP Credit Agreement).

“DIP Credit Agreement” has the meaning ascribed to such term in the DIP Order, as in effect as of the Agreement Effective Date.

“DIP Cumulative Period” means Cumulative Period (as defined in the DIP Credit Agreement).

“DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 503, 506, 507, and 552 and Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Post-Petition Financing, and (B) Use Cash Collateral, (II) Granting Liens and Superpriority Administrative Expense Claims, (III) Providing Adequate Protection to Prepetition Secured Parties, and (IV) Granting Related Relief Docket No. 608 entered by the Bankruptcy Court on December 23, 2019.

“DIP Variance Report” has the meaning ascribed to such term in the DIP Credit Agreement.

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, charge, interests, debentures, Claims, licenses, assignments by way of security or otherwise, security interests, conditional sales contracts or other title retention agreements, rights of first refusal or similar interests or instruments charging, or creating a security interest in the Assets or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting any right or title to the Assets or any part thereof or interest therein, in each case of any type, nature or kind whatsoever (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, and whether imposed by agreement, understanding, Applicable Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability).

“Environmental, Health and Safety Laws” means any and all Applicable Laws concerning worker and occupational health and safety, pollution or relating to the protection of human health and safety (with respect to exposure to Hazardous Substances), the environment or natural resources, or to the use, generation, management, handling, disposal, transportation or Release of, or exposure to, Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means UMB, n.a.

“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among Seller, Buyer and the Escrow Agent.

“Estimated Assumed Indebtedness” has the meaning set forth in Section 3.03.

“Estimated Cash Purchase Price” has the meaning set forth in Section 3.03.

“Estimated Closing Statement” has the meaning set forth in Section 3.03.

“Estimated Working Capital” has the meaning set forth in Section 3.03.

“Exchange Act” has the meaning set forth in Section 5.05(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Business IT Assets” has the meaning set forth in Section 2.02(o).

“Excluded Contracts” means all Contracts of Seller or any of its Subsidiaries other than the Assigned Contracts, including, for the avoidance of doubt, the Excluded Hedge Contracts.

“Excluded Facilities” means the plants, offices, and manufacturing, processing, distribution, storage, warehousing and other facilities identified on Schedule 2.02(i).

“Excluded Hedge Contracts” means those certain Hedge Contracts identified on Schedule 2.02(g).

“Excluded Intellectual Property” means that certain Intellectual Property identified on Schedule 2.02(h).

“Excluded Inventory” has the meaning set forth in Section 2.02(m).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Prepayments” has the meaning set forth in Section 2.02(c).

“Excluded Real Property Interests” has the meaning set forth in Section 2.02(n).

“Excluded Records” means (a) the general corporate files and records of each Selling Entity related to such entity’s organization and existence, (b) each Selling Entity’s respective federal, state, local or non-U.S. income, franchise or margin tax files and records, (c) employee files (other than files of Transferred Employees that are permitted to be transferred pursuant to Applicable Law), (d) records relating to the sale of the Assets, including competing bids, (e) proprietary data (including any engineering studies and forecasts and economic studies) to the extent relating exclusively to Excluded Assets, (f) information and data that is subject to Third Party contractual restrictions on assignment or disclosure to the extent relating exclusively to Excluded Assets, (g) copies of records stored for archival and/or back up purposes to the extent relating exclusively to Excluded Assets or Excluded Liabilities, and (h) any other files or records to the extent relating exclusively to any Excluded Assets or Excluded Liabilities.

“Expense Reimbursement” means an amount equal to the reasonable, documented, out-of-pocket costs and expenses of Buyer (including the reasonable, documented expenses of outside counsel, investment bankers, accountants and other outside advisors, which shall be based on summary invoices, redacted to preserve privileged or confidential information) in connection with or related to negotiating and documenting this Agreement, the Transaction Documents and the other documents necessary to effect the transactions and agreements contemplated hereby and thereby, and evaluating, analyzing, and investigating the Selling Entities and the Assets, up to a maximum aggregate amount equal to $8 million, which amount, upon entry of the Bidding Procedures Order, will constitute an administrative expense of the Selling Entities, on a joint and several basis, in the Bankruptcy Cases under section 364(c)(1) of the Bankruptcy Code.

“Facilities” has the meaning set forth in Section 2.01(b)(i).

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDC Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.).

“Final Cash Purchase Price” has the meaning set forth in Section 3.04(a)(i).

“Final Closing Statement” has the meaning set forth in Section 3.04(a)(i).

“Final Exhibits and Schedules” has the meaning set forth in Section 14.18.

“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Cases (or the docket of such other court), which is in full force and effect, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing is then pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction has been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or a new trial, stay, reargument or rehearing has been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired, as a result of which such order has become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, will not cause such order not to be a Final Order as long as such motion has not been filed.

“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (a) customary perfection certificates related to the Assets; (b) corporate organizational documents for the entities included in the Acquired Equity Interests; (c) documentation and other information reasonably requested by the Buyer to evidence compliance with Applicable Laws including (i) as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (including PATRIOT Act) and (ii) OFAC, FCPA and the Investment Company Act; (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens on the Assets securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)) as are requested by the Buyer or otherwise required to be delivered hereunder (including documents customarily provided to or requested by financing sources in connection with a real estate financing, including in connection with the provision of customary title insurance and mortgages, or receivables facilities); and (e) such information with respect to the Assets and Assumed Liabilities as is required for the completion or delivery of schedules and opinions in connection with the Debt Financing.

“First Extended Outside Date” has the meaning set forth in Section 12.01(b)(ii).

“Food and Beverage Products” means all food and beverage products of all types (whether branded or private label, finished food or beverages, works in process, or food or beverage ingredients) manufactured, processed labeled, held, packed, or packaged by, or for, the Business.

“Franklin Plastics” means Franklin Holdings, Inc. and its Subsidiaries.

“FTC” has the meaning set forth in Section 7.04.

“GAAP” means generally accepted accounting principles in the United States.

“Good Karma” means Good Karma Foods, Inc., a Delaware corporation.

“Good Karma Business” means the business of manufacturing, marketing, distributing and selling flax-based beverages and yogurt products under the Good Karma® brand conducted by the Selling Entities.

“Governmental Authority” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, tribal, state, parish, county, municipal or other governmental or quasi-governmental, administrative or regulatory body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Governmental Authorization” means any approval, consent, license, Permit, waiver permission, clearance, designation, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to Applicable Law.

“Hazardous Substance” means any pollutants, contaminants, NORM and other radioactive materials, chemicals, petroleum, petroleum products, or hydrocarbons, asbestos or any asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls or industrial, toxic or hazardous substances and any “contaminant,” “pollutant”, “hazardous waste,” “hazardous material”, “hazardous substance”, “extremely hazardous substance” or “toxic substance” or words of similar import under any Applicable Law relating to the environment or human health and safety.

“Hedge Contracts” means any Contract to which a Selling Entity is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over the counter,” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Policies” has the meaning set forth in Section 5.18.

“Intellectual Property” means any Copyright, Patent, Trademark, trade secret, know-how, software, rights in data and databases, inventions (whether patentable or not), or any other similar type of proprietary right or intellectual property right.

“IP Assignments” means (a) the Assignment of Trademarks with respect to the assignment of any Acquired Intellectual Property that constitutes Trademarks in the form attached hereto as Exhibit B-1, (b) the Assignment of Patents with respect to the assignment of any Acquired Intellectual Property that constitutes Patents that are Assets in the form attached hereto as Exhibit B-2, and (c) the Assignment of Copyrights with respect to the assignment of any Acquired Intellectual Property that constitutes Copyrights that are Assets in the form attached hereto as Exhibit B-3.

“Knowledge” means, with respect to any matter in question, (a) in the case of each Selling Entity, the knowledge of any of the individuals listed on Schedule 1.01(b) with respect to such matter, and (b) in the case of Buyer, the knowledge of any of the individuals listed on Schedule 1.01(c) with respect to such matter.

“Leased Real Property” has the meaning set forth in Section 5.14(b).

“Leases” has the meaning set forth in Section 5.14(b).

“Liability” means any and all Claims, debts, indebtedness, liens, losses, damages, adverse claims, liabilities, fines, penalties, duties, responsibilities, obligations and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind, character, or description, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due.

“Licensed Intellectual Property” has the meaning set forth in Section 5.12(b).

“Major Customer” has the meaning set forth in Section 5.20(a).

“Major Supplier” has the meaning set forth in Section 5.20(b).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “vulnerability” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Marketing Efforts” means the activity undertaken (or proposed to be undertaken) in connection with a customary syndication or other marketing of the Debt Financing, including (a) the direct participation by senior management team of the Selling Entities and Acquired Business in the preparation of the Marketing Material related to the Assets and Assumed Liabilities and due diligence related thereto and (b) the delivery of customary authorization letters, confirmations and undertakings in connection with the Marketing Material related to the Assets and Assumed Liabilities (including with respect to presence or absence of material non-public information and accuracy of the information contained therein).

“Marketing Material” means customary bank books (including a customary “public” and “private side” version), information or offering memoranda, rating agency presentations and other information packages regarding the business, operations and financial condition and prospects of the Assets and Assumed Liabilities, including all information relating to the transactions contemplated hereunder.

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout and at the end of which:

(a)               Buyer and the Debt Financing Sources shall have had access to the Required Information that is Compliant;

(b)               the conditions set forth in Article 9 and Article 10 shall be satisfied (other than conditions that by their nature will not be satisfied until the Closing); and

(c)               nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period;

provided that (i) such period shall not commence prior to the twentieth (20th) Business Day after the date of this Agreement, (ii) July 3, 2020, November 25, 2020 and November 27, 2020 shall not be considered Business Days for purposes of the Marketing Period, (iii) if such twenty (20) Business Day period has not ended prior to (x) August 14, 2020, then it will not commence until September 2, 2020 and (y) December 18, 2020, then it will not commence until January 4, 2021 and (iv) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Master Assignment” means the Master Assignment, Bill of Sale, Deed, and Conveyance in the form attached hereto as Exhibit E.

“Material Adverse Effect” means any event, condition, circumstance, development, or change or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, (a) has had or could reasonably be expected to have a material adverse effect on the value, operation, or condition (financial or otherwise) of the Acquired Business, the Assets or the Assumed Liabilities, considered as a whole or (b) has or could reasonably be expected to prevent or materially impair the ability of any Selling Entity to consummate the transactions contemplated hereby; provided that, no effect arising from any of the following will be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect under the foregoing clause (a): (i) any change in the United States or foreign economies, financial markets, credit markets, commodity markets or political conditions; (ii) any change arising in connection with hostilities, act of war, civil unrest, cyber-attack, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, civil unrest, cyber-attack, sabotage or terrorism or military action; (iii) any act of God, hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide, other natural disaster, epidemic, plague, pandemic, other outbreak of illness or public health event (whether human or animal) and any other force majeure events; (iv) any change or proposed change in Applicable Law or accounting rules (or the interpretation or enforcement thereof) after the date hereof; (v) any action taken or proposed to be taken by Buyer or any of its Affiliates; (vi) any effect resulting from the public announcement of this Agreement or the identity of Buyer or any facts or circumstances relating to Buyer, and (vii) any action taken (or omitted to be taken) at the request or with the consent of Buyer or any of its Affiliates; provided, however, that, in the case of clauses (i), (ii), (iii), and (iv), such effects shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that any such effects have a disproportionate adverse effect on the Acquired Business, the Assets or the Assumed Liabilities as compared to other similarly situated businesses.

“Material Contracts” has the meaning set forth in Section 5.10.

“Mexico Subsidiaries” means each of Tenedora Dean Foods Internacional, S.A. de C.V., a corporation duly incorporated under the laws of Mexico, and Importadora y Distribuidora Dean Foods, S.A. de C.V., a corporation duly incorporated under the laws of Mexico.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA in which any Selling Entity has an interest.

“Necessary Consent” has the meaning set forth in Section 2.06.

“Net Working Capital” means an amount (which may be a negative number) equal to the Current Assets less the Current Liabilities, determined in accordance with the Accounting Principles; provided that “Net Working Capital” shall not include any Tax assets or Tax Liabilities. A sample calculation of the Net Working Capital prepared on a basis consistent with the Accounting Principles is attached hereto as Annex I.

“Notice of Acceptance” has the meaning set forth in Section 3.04(a)(i).

“Notice of Disagreement” has the meaning set forth in Section 3.04(a)(ii).

“OPEB” means other post-employment health and welfare benefits.

“Order” means any award, writ, injunction, judgment, stay, temporary restraining order, order, decree or other restraint entered, issued, made or rendered by any Governmental Authority.

“Organic Valley JV” means Organic Valley Fresh, LLC, a Delaware limited liability company.

“Outside Date” has the meaning set forth in Section 12.01(b)(ii).

“Owned Real Property” has the meaning set forth in Section 5.14(a).

“Participating Claimant Deferred Claims” has the meaning set forth in Section 3.05.

“Participating Claimant Compromised Claims” has the meaning set forth in Section 3.05.

“Participating Claimants” has the meaning set forth in Section 3.05.

“Party” and “Parties” each have the meaning set forth in the introductory paragraph.

“Party Affiliate” has the meaning set forth in Section 14.12.

“Patents” means any letters patent, applications for letters patent, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and any reissues, divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals, provisional, and extensions thereof, including any patents or patent applications in the United States Patent and Trademark Office, the World Intellectual Property Organization, or any similar office or agency in any other jurisdiction.

“Pension Plan” means any Seller Benefit Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA.

“Permits” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of any Governmental Authority.

“Permitted Encumbrances” means any of the following:

(a)               any rights, obligations, or duties reserved to or vested in any municipality or other Governmental Authority to: (i) control or regulate any Asset in any manner, including all Applicable Laws, (ii) purchase, condemn, expropriate, or recapture any Asset, (iii) consent to a purchase of any Asset, including the Necessary Consents, or (iv) use any Asset in any manner;

(b)               easements, rights-of-way, servitudes, Permits, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads, structures and similar rights on, over or in respect of any of the Assets which, in each case, do not (or could not reasonably be expected to) materially impair the ownership, operation, use or value of the impacted Asset(s) as currently owned, operated and used;

(c)               immaterial defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against any Selling Entity’s title, (ii) arising out of lack of corporate authorization or a variation in corporate name, or (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents;

(d)               statutory liens or other Encumbrances for Taxes not yet due and payable;

(e)               immaterial materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Encumbrances arising in the ordinary course of business;

(f)                any immaterial undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the operation or use of such Asset;

(g)               Encumbrances arising by, through or under Buyer’s financing for the transactions contemplated hereby, if any; and

(h)               non-exclusive licenses of Intellectual Property granted in the ordinary course.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including, unique device or browser identifiers, names, addresses, telephone numbers, email addresses, social security numbers, or account information.

“Petition Date” has the meaning ascribed to such term in the recitals.

“Post-Closing Covenant” means any covenant to the extent required to be performed by any Selling Entity or by Buyer, as applicable, under this Agreement following the Closing.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing D&O Claims” has the meaning set forth in Section 2.01(b)(xi).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Policies” has the meaning set forth in Section 5.12(i).

“Pro Rata Participant Share” means a fraction (a) the numerator of which is the aggregate amount of (i) Participating Claimant Deferred Claims and (ii) Participating Claimant Compromised Claims and (b) the denominator of which is the aggregate amount of Administrative Claims of the suppliers and vendors (other than Buyer) to any of the Selling Entities prior to giving effect to agreement to defer or compromise payment of any Administrative Claims pursuant to Section 3.05.

“Proceeding” means any Claim, action, arbitration, audit, appeal, petition, inquiry, investigation, complaint, hearing, litigation, suit, or other dispute (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proposed Adjustment” has the meaning set forth in Section 3.04(a)(ii).

“PTO” means paid vacation, paid sick-leave and other paid time off.

“Purchase Price” has the meaning set forth in Section 3.01.

“Real Property Interests” means all rights-of-way, surface leases, surface use agreements, easements, real property interests, real rights, licenses, servitudes, Permits and privileges, in each case, constituting real property or a real property interest, together with the rights, tenements, appurtenant rights and privileges relating thereto (in each case, excluding unexpired Leases that are 365 Contracts).

“Records” means all original and physical and electronic copies of all books, databases, files, records, data and plans, advertising and promotional materials, information, data and other similar items in Seller’s or any of its Subsidiaries’ possession or control, whether in written or electronic or any other format, including Data, customer and supplier lists, mailing lists, sales and promotional literature, other sales related materials, communications and other documents subject to attorney-client privilege or attorney work-product protection and, to the extent not prohibited under Applicable Law, all files and data relate to the Transferred Employees (provided that, if such records are transferrable with employee consent, Seller shall use commercially reasonable efforts to obtain such consent from the applicable Transferred Employee prior to the Closing).

“Registered Intellectual Property” has the meaning set forth in Section 5.12(a).

“Related Party Agreement” means any Contract among any Selling Entity and any of its Affiliates and applicable to the Assets.

“Release” means any presence, release, spill, emission, leaking, pumping, pouring, placing, injection, deposit, disposal, discharge, dispersal, dumping, emptying, migrating, escaping or leaching into, onto, under or through the environment.

“Representative” means, with respect to a particular Person, any director, officer, member, manager, partner, employee, agent, consultant, advisor, investor, shareholder, contractor, subcontractor or other equity holder or representative of such Person, including legal counsel, accountants and financial advisors.

“Required Information” means all information with respect to business, operations, financial condition, and prospects of the Assets and Assumed Liabilities as may be reasonably requested by Buyer or the Debt Financing Sources in connection with the preparation of the Marketing Material, information reasonably requested in connection with the preparation of pro forma financial presentations or calculations in connection with the Debt Financing (whether pursuant to the documentation governing the Debt Financing or otherwise), and information as may be required to be delivered to satisfy a condition precedent under the Debt Financing.

“Restricted Name” means any Acquired Intellectual Property constituting a Trademark.

“ROFR” has the meaning set forth in Section 8.11.

“ROFR Assets” has the meaning set forth in Section 8.11.

“ROFR Exercise Notice” has the meaning set forth in Section 8.11(a).

“ROFR Exercise Notice Period” has the meaning set forth in Section 8.11(a).

“ROFR Notice” has the meaning set forth in Section 8.11(a).

“Sale Order” means an Order of the Bankruptcy Court, which Order shall be in form and substance acceptable to Buyer and shall, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by the Selling Entities of this Agreement, (ii) the sale of the Assets to Buyer on the terms set forth herein and free and clear of all Encumbrances and interests (other than included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by the Selling Entities of their respective obligations under this Agreement, (b) authorize and empower the Selling Entities to assume and assign to Buyer the Desired 365 Contracts and (c) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant Buyer the protections of Section 363(m) of the Bankruptcy Code, (d) find that Buyer is not a successor of any of the Selling Entities, (e) enjoin all Persons holding Encumbrances, claims, and other interests, including rights or claims based on any successor or transferee liability from asserting them against Buyer, (f) find that this Agreement was negotiated, proposed and entered into without collusion, in good faith and from arm’s length bargaining positions, (g) find that the Selling Entities and Buyer have not engaged in any conduct that would cause or permit this Agreement to be avoided under Section 363(n) of the Bankruptcy Code, (h) find that this Agreement and the transactions contemplated hereby, are binding upon, and are not subject to rejection or avoidance by, any chapter 7 or chapter 11 trustee of any Selling Entity, (i) find that fair and reasonably equivalent value was received in connection with this Agreement, (j) authorize each of the Selling Entities and Buyer to execute and file termination statements, instruments of satisfaction, releases and similar documents with respect to all Encumbrances that any Person has with respect to the assets transferred pursuant to this Agreement, (k) order that Buyer is receiving good and marketable title to all Assets and (l) find that notice was properly given to all holders of any Encumbrance or interest, and to all counterparties to Desired 365 Contracts.

“Securities Act” has the meaning set forth in Section 5.05(a).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Benefit Plans” any (a) “employee benefit plan” as defined in Section 3(3) of the ERISA (whether or not subject to ERISA), (b) employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, program, policy, agreement or arrangement or (c) other plan, agreement, policy, program, or arrangement providing for compensation, bonuses, profit-sharing, or other forms of incentive or deferred compensation, PTO benefits, insurance, medical, dental, vision, prescription or fringe benefits, life insurance, disability or post-employment or retirement benefits, in each case that is sponsored, maintained, contributed to or required to be maintained or contributed to or entered into by any Selling Entity for the benefit of any current or former employee or independent contractor of a Selling Entity.

“Seller Credit Obligations” has the meaning set forth in Section 8.03(c).

“Seller Out-License Agreement” means that Non-Exclusive License Agreement, substantially in the form of Exhibit I hereto, to be entered into between Buyer and Seller at the Closing.

“Seller Related Party” means the Selling Entities and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.

“Seller Released Party” or “Seller Released Parties” has the meaning set forth in Section 14.17(a).

“Seller SEC Document” means, collectively, any form, report, statement, certification or other document (including all exhibits, amendments and supplements thereto) filed or furnished by any Selling Entity with the Securities and Exchange Commission since January 1, 2016.

“Selling Entities” has the meaning set forth in the introductory paragraph.

“Selling Entity Releasors” has the meaning set forth in Section 14.17(b).

“Specified Entities” means each of the Digester JV, Good Karma, and Uncle Matt’s.

“Specified Greeley Assets” means, notwithstanding anything herein to the contrary, the buildings and structures that are part of or associated with the Meadow Gold Dairies, Inc., facility located in Greeley, Colorado (the “Greeley Facility”), and any and all Real Property Interests owned or held for use by Seller or any of its Subsidiaries or hereinafter acquired by Seller or any such Subsidiary prior to Closing in connection with the use, ownership or operation of the Greeley Facility, as historically used, owned or operated, or underlying or comprising part of such facility and such other assets or equipment related to the Greeley Facility identified on Schedule 2.01(b)(xxiii).

“Specified Percentage” means a percentage, to be reasonably determined by the Selling Entities and uniformly applicable to all Participating Claimants.

“STI Plan” means that certain proposed non-insider 2020 short term incentive plan of Seller and certain of its Affiliates, as described in more detail in that certain Motion of Debtors for Entry of an Order Authorizing Implementation of Non-Insider (I) Key Employee Retention Plan and (II) 2020 Short Term Incentive Plan filed on the docket of the Bankruptcy Cases [Case No. 19-36313 (DRJ) (Bankr. S.D. Tex. Jan. 24, 2020)] [Docket No. 851].

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) (a) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body or (b) holds a majority of the equity interest; provided that none of the Specified Entities will be considered a Subsidiary of any Selling Entity for purposes of this Agreement. Notwithstanding the foregoing, for purposes of this Agreement, the Organic Valley JV shall be deemed to be a Subsidiary of Seller.

“Successful Bidder” means the bidder with the highest or otherwise best bid as determined in accordance with the Bidding Procedures.

“Superior Proposal” means any bona fide proposal or offer to or from a Person other than Buyer or its Representatives with respect to (a) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring involving the Assets, or (b) any other direct or indirect acquisition involving the Assets, that, in each case, the Selling Entities have determined in their business judgment would, if consummated, result in a transaction superior to the transactions contemplated hereunder. Notwithstanding the foregoing, any Break-Up Fee or Expense Reimbursement under this Agreement will be treated as an administrative expense.

“Target Net Working Capital” means $214.4 million.

“Tax” or “Taxes” (and with correlative meaning, “Taxable”, “Taxation” “Taxing”) means all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, unclaimed property and estimated taxes or other tax of any kind whatsoever, including any interest, penalties and additions thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Authority” means any Governmental Authority charged with the administration of any Applicable Law relating to Taxes, including the imposition, assessment or collection of Taxes.

“Tax Return” means any return, declaration, report, estimate, information return and statement filed or required to be filed in respect of any Taxes (including any attachment thereto or amendment thereof).

“Third-Party Offer” has the meaning set forth in Section 8.11(a).

“Third Party” means any Person other than the Selling Entities, Buyer or any of their respective Affiliates.

“Trademarks” means any trademark, trade name, corporate name, business name, domain name, trade style, trade dress, service mark, logo, source identifier, business identifier, or design of like nature, and all goodwill associated therewith, any registration of the foregoing, and any application in connection therewith, including any such registration or application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other jurisdiction, and all extensions or renewals of any of the foregoing.

“Transaction Documents” means this Agreement, the IP Assignments, the Assignment, the Master Assignment, the Transition Services Agreement, the Buyer Out-License Agreement, the Seller Out-License Agreement, the Cooperation Agreement, and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.01(a).

“Transferred Employees” has the meaning set forth in Section 8.04(a).

“Transition Services Agreement” means that Transition Services Agreement, substantially in the form of Exhibit G hereto, to be entered into between Buyer and Seller at the Closing.

“Trustee” has the meaning set forth in Section 14.14.

“Uncle Matt’s” means Uncle Matt’s Organic, Inc., a Delaware corporation.

“Uncle Matt’s Business” means the business of manufacturing, marketing, distributing and selling organic juice, probiotic-infused juices and fruit-infused waters under the Uncle Matt’s Organic® brand conducted by any of the Selling Entities.

“Unresolved Adjustment” has the meaning set forth in Section 3.04(b).

“Unresolved Balance” has the meaning set forth in Section 3.04(b).

“USDA” means the United States Department of Agriculture and any successor agency thereto.

“Wind Down” has the meaning set forth in Section 8.11(a).

“Withdrawal Liability” means any Liability on account of a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from any Multiemployer Plan.

Section 1.02.         Other Definitions and Interpretive Matters.

(a)               Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)               Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(ii)              Dollars. Any reference in this Agreement to “Dollars” or “$” means United States dollars.

(iii)            Exhibits; Schedules; Disclosure Schedules. All Exhibits, Schedules and Disclosure Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein will be defined as set forth in this Agreement.

(iv)             Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(v)              Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi)             Accounting Terms. All accounting terms used in this Agreement and not otherwise defined herein have the meanings assigned to them under GAAP.

(vii)           Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(viii)          Or. The word “or” when used in this Agreement is not meant to be exclusive unless expressly indicated otherwise.

(ix)             Including. The word “including” or any variation thereof means “including, without limitation”, and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x)               Statute. Unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance with, any Applicable Law, the reference to such Applicable Law means such Applicable Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(xi)             Contract. References to a Contract mean such Contract as amended from time to time (except for any Contract identified in the Disclosure Schedules).

(b)               No Strict Construction. Buyer, on the one hand, and the Selling Entities, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by Buyer, on the one hand, and the Selling Entities, on the other hand, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson will be applied against any Person with respect to this Agreement.

Article 2
Purchase and Sale

Section 2.01.         Purchase and Sale.

(a)               Upon the terms and subject to the conditions of this Agreement, at the Closing, the Selling Entities will sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer will purchase, acquire and accept, the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)               The “Assets” means all right, title and interest of Seller or any of its Subsidiaries, in, to or under all of their respective assets, rights, interests and properties (excluding the Excluded Assets), in each case, as the same exist as of the date of this Agreement and including any replacements of such assets prior to Closing and any such assets acquired by Seller or any of its Subsidiaries after the date hereof but prior to the Closing, including:

(i)              the plants, offices, and manufacturing, processing, distribution, storage, warehousing and other facilities of Seller or of any of its Subsidiaries used (or held for use) in connection with the ownership or operation of the Business, but excluding, for the avoidance of doubt, the Excluded Facilities (collectively, the “Facilities”);

(ii)              all equipment, machinery, vehicles, fixtures, supplies, furniture, leasehold improvements, and other personal, movable and mixed property of Seller or any of its Subsidiaries, including cases, bossies, and carts, but excluding, for the avoidance of doubt, the Excluded Assets described in Section 2.02(j);

(iii)            without limiting Section 2.01(b)(ii), all items of tangible personal property or equipment, including depots and vehicles, of Seller or any of its Subsidiaries, but excluding, for the avoidance of doubt, the Excluded Assets described in Section 2.02(k);

(iv)             all Business IT Assets (regardless of where located), but excluding, for the avoidance of doubt, the Excluded Business IT Assets;

(v)               (A) all inventory (including raw milk and cream, raw materials, ingredients, packaging and packaging materials, products in-process and finished products), along with any spare parts, chemicals or other supplies owned or used (or held for use) by Seller or any of its Subsidiaries, regardless of whether or not they are reflected on the balance sheets, whether in transit to or from Seller or any of its Subsidiaries and whether in Seller’s or any of its Subsidiaries’ warehouses, distribution facilities, held by any Third Parties or otherwise, excluding (1) any products shipped to third parties prior to the Closing Date for which title has passed to such Third Party and (2) any Excluded Inventory (collectively, the “Acquired Inventory”) and (B) all open purchase orders with suppliers for such Acquired Inventory to the extent set forth on Schedule 2.01(b)(v); which schedule, for the avoidance of doubt, may be updated by Buyer in accordance with Section 2.07;

(vi)            all equity interests owned by Seller in the Mexico Subsidiaries and the Organic Valley JV (collectively, the “Acquired Equity Interests”);

(vii)          (A) the Owned Real Property identified on Schedule 2.01(b)(vii)(A) (the “Acquired Owned Real Property”), (B) the Leased Real Property identified on Schedule 2.01(b)(vii)(B) (the “Acquired Leased Real Property”), and (C) all other Real Property Interests owned or held for use by Seller or any of its Subsidiaries or hereinafter acquired by Seller or any such Subsidiary prior to Closing, excluding, for the avoidance of doubt, the Excluded Real Property Interests (such Real Property Interests, together with the Acquired Owned Real Property and the Acquired Leased Real Property, the “Acquired Real Property”);

(viii)          (A) each Hedge Contract, but excluding, for the avoidance of doubt, the Excluded Hedge Contracts and (B) all Contracts that constitute, as of the Closing, Desired 365 Contracts (collectively, the “Assigned Contracts”);

(ix)             all transferable Permits of any Governmental Authority and transferable Orders of any Governmental Authority (in each such case, whether preliminary or final) required of Seller or any of its Subsidiaries for the ownership, operation or use of the Assets as historically owned, operated, or used, including the Permits identified on Schedule 2.10(b)(ix) (collectively, the “Acquired Permits”);

(x)               all Records, in each case, related to, associated with or covering any Asset, Transferred Employee, or Assumed Liability (collectively, the “Acquired Records”);

(xi)             all rights, claims (including claims for past infringement or misappropriation of Acquired Intellectual Property), accounts and causes of action (including warranty and similar claims) of Seller or any of its Subsidiaries against Persons (including any of Seller’s Subsidiaries) other than any other Selling Entity (regardless of whether or not such claims and causes of action have been asserted by the Selling Entities) related to, associated with or arising out of the Assets or the Acquired Business, and all rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, possessed by Seller or any of its Subsidiaries (regardless of whether such rights are currently exercisable) related to, associated with or arising out of the Assets or the Acquired Business; provided that the foregoing shall exclude all rights, claims and causes of action against any director or officer of any Selling Entity attributable to, arising during or related to any pre-Closing period (the “Pre-Closing D&O Claims”);

(xii)            the amount of and all rights to any proceeds received by Seller or any of its Subsidiaries, including all insurance recoveries and recoveries from other third parties, in respect of, in connection with, or arising from (A) the loss, destruction or condemnation of any Assets or otherwise involving or relating to any Asset or Transferred Employee or the Acquired Business, in each case, whether occurring prior to, on or after the Closing or (B) any Assumed Liabilities or the operation of such Assets;

(xiii)           all warranty or indemnity claims that may be made against any Person, other than Seller or any Affiliate thereof, under any Assigned Contract, in each case, relating to the Assets, or any products or services provided in connection therewith;

(xiv)           (A) all prepaid real and personal property Taxes related to, associated with or arising out of the Facilities, (B) all prepayments related to Business IT Assets and other IT related service, maintenance and support arrangements, (C) all prepaid cleaning supplies, fuel and oil, and rentals, in each case, related to, associated with or arising out of the Facilities or any other Asset, and (D) all prepaid licenses related to rolling stock used or held for use in connection with the Facilities, along with all deposits related to the Facilities or the Assets, but excluding, for the avoidance of doubt, all Excluded Prepayments (collectively, the “Acquired Prepayments”);

(xv)            all Acquired Intellectual Property, all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, all income, royalties and payments receivable in respect thereof, all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any such Acquired Intellectual Property and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to any Acquired Intellectual Property;

(xvi)          all assets, trust agreements, insurance contracts or any other funding and administrative Contracts related to the Assumed Plan Liabilities;

(xvii)         all goodwill and other intangible assets associated with the Assets, including all customer relationships, all rights under any confidentiality agreements executed by any Third Party for the benefit of Seller or any of its Subsidiaries related to or associated with the Assets or the Acquired Business, and all information and documents related thereto (other than the Excluded Records);

(xviii)        all rights of Seller or any of its Subsidiaries under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with any current or former employees, or current or former directors, consultants, independent contractors and agents of Seller or any of its Subsidiaries or any of their Affiliates or with third parties, in each case, related to or associated with the Assets or Acquired Business;

(xix)           any rights, claims or causes of action of Seller or any of its Subsidiaries relating to or arising against suppliers, vendors, merchants, manufacturers, counterparties to leases, counterparties to licenses, and counterparties to any Assigned Contracts in respect of the assets, properties, conduct of business or operations of Seller or any of its Subsidiaries, as applicable;

(xx)            all outside of the ordinary course of business deposits made or required to be made by Seller or any of its Subsidiaries to suppliers or customers after the Petition Date as a result of the filing of the Bankruptcy Cases related to the Assets or the Acquired Business;

(xxi)           all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof, related to the Assets or the Acquired Business including, but not limited to, all claims arising under section 547 of the Bankruptcy Code related to payments for goods or services delivered or provided to any of the Facilities (the “Avoidance Actions”);

(xxii)          all assets, rights, interests and properties used by Seller or its Subsidiaries at Seller’s headquarters, fresh dairy direct home office or regional shared services centers or in its corporate functions;

(xxiii)         the Specified Greeley Assets; and

(xxiv)         those certain assets, rights, interests and properties identified on Schedule 2.01(b)(xxiv).

Section 2.02.         Excluded Assets. Notwithstanding the foregoing, nothing herein will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Buyer, and the Selling Entities will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means the following assets, rights, interests and properties of Seller or any of its Subsidiaries:

(a)              any amounts (including the Purchase Price) paid or payable to Seller or any of its Subsidiaries pursuant to this Agreement or any other Transaction Document;

(b)             all cash and cash equivalents (including (i) any cash that is collateralizing any letters of credit issued pursuant to any credit agreement or facility, (ii) marketable securities, (iii) short-term investments and (iv) checks, ACH transactions or other wire transfers or drafts deposited or available for deposit, and net of issued but uncleared checks or drafts written or issued by any of Seller or its Subsidiaries) and all Accounts Receivable, in each case, other than any cash or other proceeds received or to which Buyer is or may be entitled under or pursuant to Sections 2.01(b)(xi), 2.01(b)(xii), 2.01(b)(xiii), 2.01(b)(xiv) and 2.01(b)(xix);

(c)              all prepaid expenses, advance payments and other prepaid items, including all prepaid rentals, Taxes, fees and deposits of Seller or any of its Subsidiaries that are not Acquired Prepayments or Assets described in Section 2.01(b)(xx) (“Excluded Prepayments”);

(d)             any shares of capital stock or other equity interest of Seller or any of Seller’s Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of Seller or any of Seller’s Subsidiaries, including the all equity interests in Good Karma, Franklin Plastics, and the Digester JV; provided, however, that Excluded Assets shall not include, and shall not be deemed to include, any of the Acquired Equity Interests;

(e)               all minute books and other corporate books to the extent relating to a Selling Entity’s organization or existence, and all stock ledgers, corporate seals and stock certificates of Seller or any of its Subsidiaries other than to the extent related to the Acquired Equity Interests;

(f)                all Excluded Records;

(g)               all Excluded Contracts;

(h)               all Excluded Intellectual Property;

(i)                 all Excluded Facilities;

(j)                 all equipment, machinery, vehicles, fixtures, supplies, furniture, leasehold improvements, and other personal, movable and mixed property of Seller or any of its Subsidiaries exclusively related to or used (or held for use) exclusively in connection with the use, ownership or operation of any Excluded Facility as historically used, owned or operated as of the date of this Agreement;

(k)               without limiting Section 2.02(j), all items of tangible personal property or equipment exclusively related to or used (or held for use) exclusively in connection with the use, ownership or operation of any Excluded Facility as historically used, owned or operated;

(l)                 the equipment, machinery, vehicles, and other personal, movable and mixed property of Seller or any of its Subsidiaries identified on Schedule 2.02(l);

(m)             subject to Section 8.07, all inventory (including raw milk and cream, raw materials, ingredients, packaging and packaging materials, products in-process and finished products), along with any spare parts, chemicals or other supplies owned or used (or held for use) by Seller or any of its Subsidiaries exclusively in connection with the operation of an Excluded Facility, whether in transit to or from Seller or any of its Subsidiaries and whether in Seller’s or any of its Subsidiaries’ warehouses, distribution facilities, held by any third parties or otherwise, in each case, however, excluding any such inventory that is in transit from an Excluded Facility to a Facility (the “Excluded Inventory”);

(n)               all Real Property Interests owned or held for use by Seller or any of its Subsidiaries or hereinafter acquired by Seller or any such Subsidiary prior to Closing exclusively in connection with the use, ownership or operation of an Excluded Facility, as historically used, owned or operated, or underlying or comprising part of any Excluded Facility, including the Real Property Interests set forth on Schedule 2.02(n), in each case, other than the Specified Greeley Assets (the “Excluded Real Property Interests”);

(o)               the Business IT Assets owned or held for use by Seller or any of its Subsidiaries exclusively in connection with the use, ownership or operation of an Excluded Facility, as historically used, owned or operated as set forth on Schedule 2.02(o) (the “Excluded Business IT Assets”);

(p)               subject to Buyer’s right to receive the proceeds described in Section 2.01(b)(xii) or Section 8.09, (i) all current and prior insurance policies of Seller or any of its Subsidiaries and (ii) all rights to proceeds of any such insurance policies that are exclusively related to the Excluded Assets, the Excluded Liabilities or the operation of the Excluded Assets or that are attributable to the period prior to Closing;

(q)               any rights, claims or causes of action of Seller or any of its Subsidiaries under this Agreement, any other Transaction Document or the Confidentiality Agreement;

(r)                the Pre-Closing D&O Claims;

(s)                each 365 Contract that, as of the Closing, is not designated as a Desired 365 Contract;

(t)                 subject to the access provisions of the Transition Services Agreement, all bank accounts, safety deposit boxes, lock boxes and securities accounts of Seller or any of its Subsidiaries and the contents thereof;

(u)               the proceeds of the sale of any Excluded Assets;

(v)               all assets, trust agreements, insurance contracts or any other funding and administrative Contracts related to any Seller Benefit Plans for which the associated Liabilities are not Assumed Plan Liabilities; and

(w)             those other properties and assets designated by Buyer pursuant to Section 2.07.

Section 2.03.         Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (to the extent not paid or discharged prior to the Closing) and no others (collectively, the “Assumed Liabilities”):

(a)               Assigned Contracts. All of the Selling Entities’ Liabilities under the Assigned Contracts (other than the Hedge Contracts), to the extent arising or attributable to any period after the Closing;

(b)               Hedge Contracts. All of Seller’s and its Subsidiaries’ Liabilities under the Hedge Contracts that are Assigned Contracts, to the extent arising or attributable to any period after the Closing, including Liability for any termination or similar payments relating thereto;

(c)               Transfer Taxes. One-half of the Transfer Taxes;

(d)               Current Liabilities. All Current Liabilities solely to the extent deducted in calculating the Purchase Price; and.

(e)               Assumed Plan Liabilities. All the Liabilities under certain Seller Benefit Plans identified on Schedule 2.03(e), if any (the “Assumed Plan Liabilities”) and any Liabilities specifically assumed with respect to Transferred Employees under Section 8.04.

Section 2.04.         Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer will not assume and will not be obligated to assume or be obliged to pay, perform or otherwise discharge or in any other way be liable or responsible for any Liability whatsoever of Seller or any of its Subsidiaries, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (such Liabilities, collectively, the “Excluded Liabilities”). Without limiting the foregoing, Buyer shall not be obligated to assume, and does not assume, and hereby disclaims all the Excluded Liabilities, which for the avoidance of doubt, include (a) all Liabilities arising, whether prior to, at or after the Closing, under (i) any Multiemployer Plan (including any associated Withdrawal Liability), (ii) all Seller Benefit Plans (including any Pension Plan and any OPEB) other than any Assumed Plan Liabilities or (iii) any Collective Bargaining Agreement that has expired or been rejected by Buyer, (b) any and all Liabilities for Taxes (i) of or imposed on Seller or any of its Subsidiaries (or any Affiliate thereof) or (ii) related or attributable to the Assets or the Business for any Pre-Closing Tax Period, (other than real estate and personal property Taxes included in Acquired Prepayments or Taxes included in the Current Liabilities), (c) all Liabilities relating to the Assets or the Business arising from or relating to any Environmental, Health and Safety Laws or the presence or Release of, or exposure to, any Hazardous Substance at, on, under or migrating from any Assets, to the extent arising or attributable to any period on or prior to the Closing including any Proceedings or Orders in respect of the foregoing (and including without limitation all fines, penalties or other obligations arising from or relating to any violation or alleged violation of Environmental, Health and Safety Laws first occurring or arising prior to the Closing), or otherwise relating to any properties at any time owned, leased or operated in respect of the Business that are not included within the definition of Assets, (d) all Cure Costs and (e) all Liabilities relating to the Excluded Assets, including Customer Deductions.

Section 2.05.         Desired 365 Contracts.

(a)               Schedule 2.05(a) sets forth a complete list as of the date hereof of all 365 Contracts that Buyer intends to assume at the Closing (the “Desired 365 Contracts”). Upon Closing, subject to the terms and conditions hereof, the Selling Entities will assign the Desired 365 Contracts to Buyer, and Buyer will assume all Assumed Liabilities pursuant thereto as provided in Section 2.03(a).

(b)               At any time prior to the Closing Date, Buyer will have the right to provide written notice to Seller of Buyer’s election to:

(i)                 designate a 365 Contract (including any 365 Contract that is a Desired 365 Contract immediately before such designation, and excluding, for the avoidance of doubt, the Hedge Contracts) as an Excluded Contract, and upon such designation such 365 Contract will constitute an Excluded Contract and Excluded Asset (and, if applicable, will cease to constitute an Asset); and

(ii)              designate a 365 Contract as a Desired 365 Contract, and upon such designation such 365 Contract will constitute an Asset and Assigned Contract and will be conveyed to Buyer under this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset), so long as (A) such 365 Contract is added to the Assigned Contracts prior to the entry of any Order of the Bankruptcy Court approving the rejection of such 365 Contract, and (B) the assumption and assignment has been or is approved by the Bankruptcy Court (including through the Sale Order).

(c)               To the extent that Buyer makes a designation with respect to any 365 Contracts pursuant to clause (b) above, the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.

(d)               If Buyer exercises its rights in clause (b) above to designate a 365 Contract as a Desired 365 Contract or as an Excluded Asset (as the case may be), then the Parties acknowledge and agree that there will be no increase or reduction in the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing; provided that either such designation may increase or decrease (as applicable) the Purchase Price solely to the extent of the Assumed Liabilities.

Section 2.06.         Assignment of Assets Subject to Consent Requirements. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not implement the assignment or transfer of any Asset if (a) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or Permit by, any Third Party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or of any Applicable Law or Order or in any way adversely affect the rights of Buyer thereunder, (b) such Necessary Consent has not been obtained and (c) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, subject to the terms and conditions hereof, the Closing will proceed with respect to the remaining Assets, and there will be no reduction in the Purchase Price as a result thereof, and, for a period of six (6) months after the Closing Date, (i) the Selling Entities and Buyer will use their respective commercially reasonable efforts (at the sole expense of the Selling Entities and at no expense and without any Liability to Buyer) to obtain the Necessary Consents with respect to any such purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Buyer as Buyer may reasonably request and (ii) the Selling Entities and Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and without the need for any Necessary Consent, at the sole expense of the Selling Entities and at no expense and without any Liability to Buyer, under which Buyer would obtain the benefits and assume the obligations under such purchased Assets in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which the Selling Entities would enforce their rights thereunder for the benefit of Buyer with Buyer assuming each applicable Selling Entities’ obligations thereunder.

Section 2.07.         Additional Excluded Assets.

(a)               Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the Closing, Buyer will have the right, in its sole and absolute discretion, to provide written notice to the Selling Entities of Buyer’s election to designate any right, property, interest or other asset (or portion thereof) as an Excluded Asset (including any such asset that was immediately prior to such designation an Asset), and upon such designation such asset will constitute an Excluded Asset for all purpose of this Agreement and any Liabilities associated therewith or related thereto shall be Excluded Liabilities.

(b)               To the extent that Buyer makes a valid designation with respect to any asset pursuant to clause (a) above, the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.

(c)               If Buyer exercises its rights in clause (a) above to designate an asset as an Excluded Asset then the Parties acknowledge and agree that there will be no reduction in the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing; provided that either such designation may increase or decrease (as applicable) the Purchase Price solely to the extent of the Assumed Liabilities.

Section 2.08.         Misallocated Assets. If after the Closing (a) Buyer or any of its Subsidiaries holds any Excluded Assets or Excluded Liabilities or (b) Seller or any Subsidiary of Seller holds any Assets or Assumed Liabilities, Buyer or Seller (or the applicable Subsidiary of Seller), as applicable, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for the benefit of such other Party.

Section 2.09.         Further Assurances. From time to time following the Closing, the Parties will execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Selling Entities and their respective successors and assigns, the assumption of the Assumed Liabilities intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided that nothing in this Section 2.09 will prohibit Seller or any Subsidiary of Seller from ceasing operations or winding up its affairs following the Closing.

Section 2.10.         Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Selling Entity or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article 3
Purchase Price

Section 3.01.         Purchase Price. The aggregate purchase price for the purchase, sale, assignment and conveyance of the Selling Entities’ respective right, title and interest in, to and under the Assets will consist of the following (collectively, the “Purchase Price”):

(a)               an amount in cash equal to (i) $425 million (the “Base Purchase Price”), plus the amount, if any, by which Net Working Capital exceeds the Target Net Working Capital, minus the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital minus the amount of the Assumed Indebtedness, minus the amount of the Buyer Cure Costs (the sum of the amounts in this clause (i), the “Cash Purchase Price”) minus (ii) the Customer Deductions Escrow Amount minus (iii) the Adjustment Escrow Amount; and

(b)               the assumption of the Assumed Liabilities.

The Purchase Price will be delivered by Buyer as set forth in Section 3.04 and Section 4.02.

Section 3.02.         Good Faith Deposit. Pursuant to the terms of the Escrow Agreement, if the Bankruptcy Court approves this Agreement, Buyer shall deposit with the Escrow Agent an amount equal to $30 million (such amount, the “Deposit Amount”) in cash within five (5) Business Days of receipt of such approval. The Deposit Amount will be released by the Escrow Agent and delivered to either Buyer or Seller, in accordance with the provisions of this Agreement, the Escrow Agreement and the Bidding Procedures. Pursuant to the Escrow Agreement, the Deposit Amount will be distributed as follows (and Buyer and the Selling Entities will deliver joint written instructions to the Escrow Agent to effect such distributions as and when required hereunder):

(a)               if the Closing occurs, the Deposit Amount will be delivered to Seller and applied towards the amount payable by Buyer pursuant to Sections 3.01 and 4.02;

(b)               if this Agreement is terminated by Seller pursuant to Section 12.01(d) or (e), the Deposit Amount will be delivered to Seller within two (2) Business Days after such termination by wire transfer of immediately available funds to the accounts designated in writing by Seller; and

(c)               if this Agreement is terminated for any reason other than by Seller pursuant to Section 12.01(d) or 12.01(e), the Deposit Amount will be returned to Buyer within two (2) Business Days after such termination by wire transfer of immediately available funds to the accounts designated in writing by Buyer.

The Parties acknowledge and agree that Seller’s entitlement to the Deposit Amount under Section 3.02(b) will constitute liquidated damages (and not a penalty) and, if Seller retains such amount, then notwithstanding anything to the contrary contained herein, but subject to the Seller’s right to seek specific performance pursuant to Section 14.08, such Deposit Amount shall be the sole and exclusive remedy available to the Selling Entities and any other Person against Buyer, its Subsidiaries, and its other Party Affiliates in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of Buyer, its Subsidiaries and its other Party Affiliates shall have any further Liability relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, (i) under no circumstances shall Seller or any of its Affiliates be entitled to monetary damages other than retention of the Deposit Amount and (ii) while Seller may pursue both a grant of specific performance in accordance with Section 14.08 and retaining the Deposit Amount pursuant to this Section 3.02, under no circumstances shall Seller or any of its Affiliates be permitted or entitled to receive both a grant of specific performance and any money damages, including retention of all or any portion of the Deposit Amount.

Section 3.03.         Estimated Cash Purchase Price. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), together with reasonable supporting documentation, setting forth Seller’s good faith estimate of the amounts of the Net Working Capital (the “Estimated Working Capital”) and the Assumed Indebtedness (the “Estimated Assumed Indebtedness”), and, based thereon, its good faith estimate of the Cash Purchase Price (such estimated amount, the “Estimated Cash Purchase Price”). Seller shall prepare the Estimated Closing Statement in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Statement, Seller shall provide Buyer and its Representatives with reasonable access to work papers and other books and records for purposes of assisting Buyer in its review of the Estimated Closing Statement. Prior to the Closing, Seller shall consider in good faith any revisions to the Estimated Closing Statement raised by Buyer in connection with its review of the Estimated Closing Statement (which shall be modified to include any such revisions accepted by Seller in good faith). In connection with the preparation of the Estimated Closing Statement, within seven (7) days prior to the Closing, Buyer shall have the opportunity to cause Seller to conduct a physical count of the Acquired Inventory, which Buyer and its Representatives may observe.

Section 3.04.         Determination of Final Cash Purchase Price.

(a)               Buyer shall, no later than ninety (90) days after the Closing Date, prepare and deliver to Seller a statement (the “Closing Statement”), together with reasonable supporting documentation, setting forth in reasonable detail Buyer’s good faith calculation of the amount of the Net Working Capital (the “Closing Working Capital”), the Assumed Indebtedness (the “Closing Assumed Indebtedness”), and the Cash Purchase Price. Buyer shall prepare the Closing Statement in accordance with this Agreement and the Accounting Principles. During the thirty- (30-) day period following the delivery of the Closing Statement, Buyer shall provide Seller and its Representatives with reasonable access to work papers and other books and records related to the preparation of the Closing Statement for purposes of assisting Seller in its review of the Closing Statement. At or prior to the end of such thirty- (30-) day period, Seller shall either:

(i)               deliver a notice to Buyer confirming that no adjustments are proposed by Seller to Buyer’s calculation of the Closing Working Capital and the Closing Assumed Indebtedness and, based thereon, the Cash Purchase Price, as set forth on the Closing Statement (a “Notice of Acceptance”), after which, the Closing Statement and the calculation of the Cash Purchase Price as set forth therein shall be final and binding on the Parties as the “Final Closing Statement” and “Final Cash Purchase Price,” respectively; or

(ii)              deliver a written notice to Buyer to the effect that Seller believes that Buyer’s calculation of Closing Working Capital or the Closing Assumed Indebtedness, and, based thereon, the Cash Purchase Price, as set forth on the Closing Statement contains mathematical errors or is otherwise not in accordance with the terms of this Agreement (a “Notice of Disagreement”), and specifying in reasonable detail and accompanied by supporting calculations and documentation, the nature of such mathematical errors or noncompliance with the terms of this Agreement and the resulting adjustments including each specific amount that, in Seller’s view, should be made to the calculation of the Closing Working Capital or the Closing Assumed Indebtedness and, based thereon, the Cash Purchase Price in order to comply with this Agreement (collectively, the “Proposed Adjustments”); provided that any item in the Closing Statement that is not disputed in the Notice of Disagreement shall be final and binding on the Parties for the purposes of determining the Final Closing Statement and Final Cash Purchase Price hereunder;

provided, however, that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty- (30-) day period, then the Closing Statement and the calculation of the Cash Purchase Price as set forth therein shall be final and binding on the Parties as the “Final Closing Statement” and “Final Cash Purchase Price,” respectively.

(b)               If there are any Proposed Adjustments, Buyer shall, no later than thirty (30) days after Buyer’s receipt of the Notice of Disagreement, notify Seller whether Buyer accepts or rejects each such Proposed Adjustment. Thereafter, Seller and Buyer shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Cash Purchase Price resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Buyer’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either Seller or Buyer, the Unresolved Adjustments will be jointly submitted for arbitration to a mutually agreed nationally recognized firm with accounting expertise and relevant experience in resolving similar purchase price adjustment disputes (the “Accounting Firm”), and the Parties will enter into an engagement letter if requested by the Accounting Firm. The Parties shall mutually determine the procedures with respect to the resolution of the Unresolved Adjustments; provided that if the Parties do not reach an agreement on such process within ten (10) Business Days of the engagement of the Accounting Firm, then the Accounting Firm shall, within the subsequent ten (10) Business Days, unilaterally determine such procedures, and inform the Parties in writing of such procedures. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles and the terms of this Agreement; (ii) based on its determination of the matters described in clause (i) above and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.04(b), as applicable, a calculation of the Closing Working Capital and the Closing Assumed Indebtedness and, based thereon, the Cash Purchase Price; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.04(b). No Party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or offers made by any Party with respect to the Unresolved Adjustments or otherwise unless expressly agreed to by both Parties in writing. In no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written consent of the other Party. The Accounting Firm shall not be entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in Seller’s Closing Statement or Buyer’s Notice of Disagreement, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render, as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments to the Accounting Firm, its written decision resolving the matters submitted to it, which written decision will include a worksheet setting forth the reason for each Unresolved Adjustment determination, the material calculations used to determine the Accounting Firm’s ruling including the calculation of the Closing Working Capital, the Closing Assumed Indebtedness, and the Final Cash Purchase Price, and the allocation of its fees and expenses. The determination of the Cash Purchase Price by the Accounting Firm and the statement prepared by the Accounting Firm setting forth such determination will, absent manifest error, be final and binding on the Parties as the “Final Cash Purchase Price” and the “Final Closing Statement,” respectively, and judgment may be entered upon such determination and statement in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.04(b) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Buyer’s favor and $20 of the Unresolved Balance is resolved in Seller’s favor, Buyer would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and Seller would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 3.04 shall be borne by such Party.

(c)               Payment Upon Final Determination of Final Cash Purchase Price:

(i)                 If the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, then (A) Buyer shall pay to Seller, within five (5) Business Days after the date on which the Final Cash Purchase Price becomes final and binding pursuant to this Section 3.04, by wire transfer of immediately available funds to the account or accounts Seller designate in writing to Buyer, an amount in cash equal to such difference and (B) within three (3) Business Days after the date on which the Final Purchase Price is finally determined, Seller and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and pay to Seller, within two (2) Business Days of the date such joint written instructions are delivered to the Escrow Agent, by wire transfer of immediately available funds to the account or accounts Seller designates in such joint written instructions, the Adjustment Escrow Funds.

(ii)              If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, then within three (3) Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 3.04, Seller and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and pay within two (2) Business Days of the date such joint written instructions are delivered to the Escrow Agent, by wire transfer of immediately available funds to the account or accounts designated in such joint written instructions (A) to Buyer the portion of the Adjustment Escrow Funds equal to the amount of such shortfall and, if such shortfall is greater than the amount of the Adjustment Escrow Funds, at Buyers election, in its sole discretion, the portion of the Customer Deductions Escrow Funds equal to such remaining shortfall amount, and (B) to Seller the remaining portion of the Adjustment Escrow Funds, if any.

(iii)            If the Final Cash Purchase Price is equal to the Estimated Cash Purchase Price, then Seller and Buyer shall, promptly after the date on which the Final Cash Purchase Price becomes final and binding pursuant to this Section 3.04, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and pay to Seller, within two (2) Business Days of the date such joint written instructions are delivered to the Escrow Agent, by wire transfer of immediately available funds to the account or accounts Seller designates in such joint written instructions, all of the Adjustment Escrow Funds.

Any payments made pursuant to this Section 3.04 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes and shall be reported as such by the Parties on their Tax Returns, in each case to the greatest extent permitted by Applicable Law.

Section 3.05.         Deferred Claims. If suppliers or vendors (other than Buyer) to any of the Selling Entities (such suppliers or vendors, the “Participating Claimants”) irrevocably agree to (a) (i) defer payment of the Specified Percentage of their Administrative Claims (such deferred claims, the “Participating Claimant Deferred Claims”) until payment of the Administrative Claims of non-Participating Claimants and (ii) solely to the extent the Selling Entities ultimately do not have sufficient estate assets to pay all Deferred Claims (as defined below), receive their pro rata share of the remaining estate assets, and waive, and forgo payment of, any remaining unpaid Participating Claimant Deferred Claims or (b) compromise up to the Specified Percentage of their Administrative Claims (by waiver, subordination, conversion to general unsecured claims, or otherwise) in a manner that results in such Administrative Claims receiving treatments equal to or lesser than the treatment of Participating Claimant Deferred Claims (such compromised claims, the “Participating Claimant Compromised Claims”), then Buyer shall irrevocably agree to become a Participating Claimant pursuant to clause (a) with respect to the Pro Rata Participant Share of its post-petition Administrative Claims (the amount of such claims so deferred, the “Buyer Deferred Claims,” and together with the Participating Claimant Deferred Claims, the “Deferred Claims”); provided, that in no event shall the Buyer Deferred Claims exceed $62.5 million in the aggregate. Notwithstanding the foregoing, any Administrative Claims that are covered by surety bonds, letters of credit, or other security shall not be eligible for deferral or compromise unless the applicable claim holder waives any right to such surety bond, letter of credit, or other security on account of such Deferred Claims or Participating Claimant Compromised Claims. For the avoidance of doubt, any agreement with respect to an Administrative Claim pursuant to or within the context of this Section 3.05 shall constitute agreement to a different treatment of such Claim within the meaning of Section 1129(a)(9) of the Bankruptcy Code. Notwithstanding the foregoing, nothing herein shall cap or limit the ability of Buyer to participate in any program or offer to settle or compromise Administrative Claims offered to other holders of Administrative Claims.

Article 4
Closing

Section 4.01.         Closing Date. Subject to the satisfaction of the conditions set forth in Article 9, Article 10 and Article 11 hereof (or the waiver thereof by each Party entitled to waive that condition), the closing of the sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) will take place remotely via the exchange of electronic documents and signatures by electronic mail on the date that is two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article 9, Article 10 and Article 11 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another place, date or time is agreed to in writing by the Selling Entities and Buyer. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.” For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 am (prevailing Eastern Time) on the Closing Date. Notwithstanding the foregoing, if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 and Article 10 (other than conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at the Closing), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice and (b) the third (3rd) Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article 9, Article 10, and Article 11 hereof for the Closing as of the date determined pursuant to the preceding clause (a) or (b), as applicable), or at such other time or place as the Buyer and the Seller may agree in writing.

Section 4.02.         Payments on the Closing Date. At the Closing, Buyer will (a) pay by wire transfer of immediately available funds an amount equal to the Closing Payment Amount to the accounts designated in writing by Seller at least three (3) Business Days prior to the Closing Date, (b) deposit the Customer Deductions Escrow Amount into a separate and distinct escrow account (the “Customer Deductions Escrow Account”) to be established and maintained by the Escrow Agent in accordance with the Escrow Agreement and distributed in accordance therewith and (c) deposit the Adjustment Escrow Amount into a separate and distinct escrow account (the “Adjustment Escrow Account”) to be established and maintained by the Escrow Agent in accordance with the Escrow Agreement and distributed in accordance therewith. For the avoidance of doubt, any Customer Deductions Escrow Amount or Adjustment Escrow Amount deposited in escrow with the Escrow Agent shall not constitute property of any Selling Entity’s estate within the meaning of section 541 of the Bankruptcy Code; provided, however, that any interest in or claim to such amount shall constitute property of estate of each applicable Selling Entity.

Section 4.03.         Buyer’s Deliveries. At the Closing, Buyer will deliver or cause to be delivered to Seller (or such other Persons where so designated):

(a)               the payments required to be made at the Closing pursuant to Section 4.02;

(b)               a Master Assignment and each other Transaction Document to which Buyer is a party, duly executed (and acknowledged, where applicable) by Buyer; and

(c)               the certificates of Buyer to be received by Seller pursuant to Section 11.01 and Section 11.02.

Section 4.04.         The Selling Entities’ Deliveries. At the Closing, the Selling Entities will deliver to Buyer:

(a)               a Master Assignment and each other Transaction Document to which a Selling Entity is a party (including letters-in-lieu of transfer orders), duly executed (and acknowledged, where applicable) by such Selling Entity;

(b)               such other instruments of assignment or conveyance duly executed by the applicable Selling Entities as shall be reasonably requested or reasonably necessary to transfer the Assets to Buyer in accordance with this Agreement;

(c)               the certificates of the Selling Entities to be received by Buyer pursuant to Section 9.01 and Section 9.02;

(d)               a copy of the Sale Order as entered by the Bankruptcy Court;

(e)               certificates representing all of the Acquired Equity Interests duly endorsed (or accompanied by duly executed stock or similar powers) by the Selling Entity owning such Acquired Equity Interests in blank or for transfer to Buyer, if such Acquired Equity Interests are certificated, and all other appropriate instruments, resolutions, filings, certificates and confirmations necessary to transfer such Acquired Equity Interests to Buyer;

(f)                certified copies of the organizational documents of each Selling Entity and the authorizing resolutions authorizing this Agreement, each other Transaction Document to which such Selling Entity is a party and the consummation of the transactions contemplated hereby and thereby;

(g)               possession of each Owned Real Property, together with duly executed special warranty deeds in form and substance reasonably satisfactory to Buyer, as applicable for each Owned Real Property, conveying fee simple title in such Owned Real Property to Buyer, subject only to Permitted Encumbrances;

(h)               a certificate of non-foreign status of each Selling Entity (or, if such Selling Entity is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity that is treated as the transferor of property for U.S. federal income tax purposes) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(i)                 all Necessary Consents other than those Necessary Consents that are not material to the operation of the Assets at Closing (which will be specifically identified on Schedule 4.04(i)); and

(j)                 all Permits of Seller or any of its Subsidiaries related to the ownership, operation or use of the Assets as historically owned, operated, or used (including the Acquired Permits) other than those Permits that are not material to the operation of the Assets at Closing (which will be specifically identified on Schedule 4.04(j)), each of which shall have been duly transferred and/or reissued to Buyer pursuant to Applicable Laws (including Environmental, Health and Safety Laws).

Article 5
Representations and Warranties of Selling Entities

Except as set forth in the Disclosure Schedules, each Selling Entity jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 5.01.         Organization and Good Standing. Each Selling Entity is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Subject to the limitations imposed on a Selling Entity as a result of having filed a petition for relief under the Bankruptcy Code, each Selling Entity has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Each Selling Entity is duly qualified, licensed or otherwise authorized to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification, licensing or authorization necessary, except for such failures to be so qualified, licensed, authorized or in good standing as could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.02.         Authority; Validity. Subject to entry of the Sale Order and such other authorization as is required by the Bankruptcy Court, each Selling Entity has the requisite power and authority necessary to enter into, deliver and perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation by such Selling Entity of the transactions contemplated herein and therein have been duly and validly authorized and approved by the board of directors or other governing body, as applicable, of such Selling Entity and no other corporate proceedings on the part of such Selling Entity or vote of such Selling Entity’s stockholders or members are necessary to authorize the execution and delivery by such Selling Entity of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Selling Entity and each other Transaction Document required to be executed and delivered by such Selling Entity at the Closing will be duly and validly executed and delivered by such Selling Entity at the Closing. Subject to entry of the Sale Order and assuming the due authorization, execution and delivery by the other Parties, no other action on the part of such Selling Entity, its Affiliates or their respective Representatives is necessary to authorize this Agreement or the other Transaction Documents to which such Selling Entity is or will be a party and this Agreement and such other Transaction Documents, when so executed and delivered, will constitute the legal, valid and binding obligations of such Selling Entity, enforceable against such Selling Entity in accordance with their respective terms, and, except in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether such principles are considered in a proceeding at law or in equity.

Section 5.03.         Governmental Approvals; No Conflict. Except for (a) entry of the Sale Order and/or the Bidding Procedures Order, (b) notices, filings and consents required in connection with the Bankruptcy Cases, (c) any applicable notices, filing, consents or approvals under any applicable antitrust, competition or trade regulation or other Applicable Laws, including the HSR Act, and (d) items listed on Disclosure Schedule 5.03, no Selling Entity is required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery by such Selling Entity of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation or performance by such Selling Entity of any of the transactions contemplated hereby and thereby. When the consents and other actions described in the preceding sentence, including entry of the Sale Order, have been obtained and taken, the execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which such Selling Entity is or will be a party and the consummation of the transactions provided for herein and therein will not result in the breach or violation of any of the terms and provisions of, or constitute a default (with or without notice or lapse of time or both) under, or conflict with, or cause any acceleration of any obligation of any Selling Entity under (i) the certificate of incorporation, bylaws or other governing documents of such Selling Entity, (ii) any Order applicable to such Selling Entity or any of the Assets owned or held by it or on its behalf, (iii) any Applicable Law, or (iv) require any consent under, or give any Third Party any rights of termination, amendment, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Material Contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which any of the Selling Entities is a party as of the Closing and which constitutes an Asset or Assumed Liability, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) as of the Closing on any of the Assets, except to the extent that any such rights of termination, amendment, acceleration, suspension, revocation or cancellation as a result of such Encumbrance will not be enforceable against such Asset or Assumed Liability following the Closing in accordance with the Sale Order.

Section 5.04.         Financial Statements. The audited consolidated balance sheet (a “Balance Sheet”) as of December 31, 2016, December 31, 2017 and December 31, 2018 (December 31, 2018 shall be referred to herein as the “Balance Sheet Date”) and the related audited consolidated statements of operations, comprehensive income (loss), stockholders equity and cash flows for the fiscal years then ended and the unaudited interim consolidated balance sheet as of September 30, 2019, and the related unaudited interim consolidated statements of operations, comprehensive income (loss), stockholders equity and cash flows for the nine months ended September 30, 2019, of Seller and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Seller and its Subsidiaries as of the dates thereof and their consolidated results of operations, stockholder’s equity and cash flows for the periods then ended (subject, in each case, to normal year-end adjustments in the case of any unaudited interim financial statements, none of which will be, individually or in the aggregate, material).

Section 5.05.         Seller SEC Documents.

(a)               All of the Seller SEC Documents (i) as of its date, complied as to form in all material respects with the applicable requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, as in effect on the date so filed, (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) to the extent they contained consolidated financial statement of Seller, such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act).

(b)               Except for matters disclosed in the Seller SEC Documents (excluding any “risk factors” or forward looking statements or similar disclosure contained therein), since January 1, 2016, no Material Adverse Effect has occurred.

Section 5.06.         No Undisclosed Material Liabilities. There are no material Liabilities (whether accrued, absolute, contingent or otherwise) of the Acquired Business, other than (a) Liabilities provided for in the Balance Sheet dated December 31, 2018 or disclosed in the notes thereto; (b) immaterial Liabilities incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date; (c) Liabilities incurred in connection with the transactions contemplated by this Agreement disclosed in Disclosure Schedule 5.06; and (d) Liabilities that will constitute Excluded Liabilities.

Section 5.07.         Absence of Certain Changes. From the Balance Sheet Date, the Acquired Business has been conducted, and the Assets have been maintained and operated, in the ordinary course and consistent in all material respects with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Disclosure Schedule 5.07, between the Balance Sheet Date and the date hereof, (a) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Acquired Business’ assets (whether or not covered by insurance), other than ordinary wear and tear, (b) no Selling Entity has granted any powers of attorney that affect the Acquired Business, and (c) no Selling Entity has taken any action described in Section 7.02(ii).

Section 5.08.         Legal Proceedings. Except for the Bankruptcy Cases and any adversary Proceedings or contested motions commenced in connection therewith, after giving effect to the Sale Order, there is no Proceeding or Order pending, outstanding or threatened by any Person, relating to the Business, the Assets or Assumed Liabilities (a) that is material to the Acquired Business or the Assets or that could reasonably be expected to give rise to any material Liability of Buyer or be materially adverse to the ownership or use by Buyer of the Assets after the Closing, as such Assets are presently owned and used (of held for use) by Seller and/or its Subsidiaries, as applicable, (b) that would challenge the validity or enforceability of the obligations of any Selling Entity under this Agreement and the other Transaction Documents to which it is or will be a party or (c) that is against any Selling Entity and seeks to prevent, restrain, materially delay, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or by any of the other Transaction Documents. There is no Order enjoining any Selling Entity from engaging in or continuing any conduct or practice, or requiring such Selling Entity to take any material action, in connection with the ownership, lease, possession, use or operation of the Assets owned or held by such Selling Entity, and such Selling Entity is not, nor are any of its respective Affiliates, is subject to any outstanding Order relating to the Acquired Business, the Assets, or Assumed Liabilities other than, in each case, Orders of general applicability.

Section 5.09.         Compliance with Laws; Permits.

(a)               The ownership and operation of the Business and the Assets by the Selling Entities is, and since January 1, 2016, has been, in material compliance with all Applicable Laws, except as would not be material to the Acquired Business.

(b)               (i) The Selling Entities have obtained all Permits necessary for the ownership or operation of the Assets and the conduct of the Acquired Business and the Selling Entities have maintained such Permits in accordance with Applicable Law, (ii) no Selling Entity has received written notice of material default under any such Permit and (iii) no violations exist in respect of such Permits, except for such non-compliance and such facts, conditions or circumstances, the subject of which have been finally resolved.

Section 5.10.         Food Safety Matters.

(a)               Except as otherwise set forth on Disclosure Schedule 5.10, the Business is, and has been since January 1, 2016, conducted in compliance with all Applicable Laws related to the development, cultivation, manufacture, production, import, export, packaging, packing, labeling, handling, storage, transportation, distribution, purchase, sale, advertising or marketing of food and related products (collectively, “Applicable Food Safety Laws”), except as would not be material to the Acquired Business. Without limiting the generality of the immediately preceding statement, except as otherwise set forth on Disclosure Schedule 5.10 and except as would not be material to the Acquired Business:

(b)               no Selling Entity has sold or distributed any Food and Beverage Products, and there are not any Food and Beverage Products manufactured, sold or distributed by or on behalf of the Business currently in inventory, which are or were “adulterated,” “misbranded,” or otherwise violative in any material respect within the meaning of the FDC Act, and/or under any other Applicable Law;

(c)               all of the operations of the Business are and have been in material compliance with all Applicable Laws issued or implemented by the FDA, USDA, FTC and/or any other comparable Governmental Authority, including those related to recordkeeping, prior notice of imported food, food safety, hazard analysis and preventive controls, sanitary transportation, food additives, food contact substances, supplier verification, food facility registration, current good manufacturing practices, allergen control, and food labeling and advertising;

(d)               no Selling Entity has been subject to any inspection identifying material violations of Applicable Law, FDA Form 483, warning letter, untitled letter, finding of deficiency, investigation, or any other compliance or enforcement Proceeding, or other correspondence or notice alleging or asserting material noncompliance with any Applicable Law or Permit, from or by any Governmental Authority with respect to the Business, nor are there any such Proceedings pending or threatened in writing;

(e)               since January 1, 2016, no Selling Entity has received any material written, oral or other notice from the FDA, USDA, FTC or any other comparable Governmental Authority in connection with any Food and Beverage Product manufactured, sold or distributed by or on behalf of the Business;

(f)                since January 1, 2016, no Selling Entity has been excluded, suspended or debarred from participation under any government program with respect to the Business pursuant to any Applicable Food Safety Law;

(g)               since January 1, 2016, there have been no recalls, withdrawals, field notifications or other notices of action relating to any lack of safety or regulatory compliance of or regarding any Food and Beverage Product cultivated, manufactured, produced, packaged, labeled, distributed or sold by or on behalf of the Business, whether ordered by a Governmental Authority or undertaken voluntarily by any Selling Entity, and there have been no claims or other instances of the presence of or exposure to any food contaminants or adulterants, food borne pathogens, food poisoning, pests, or other Hazardous Substance in or related to any such products, nor any other food-related conditions with respect to the Business;

(h)               each Food and Beverage Product cultivated, manufactured, produced, packaged, labeled, distributed or sold by or on behalf of the Business conforms in all material respects to any promises, claims or affirmations of fact made on the container or label for such product or in connection with its distribution or sale (including, without limitation, all nutrition facts, ingredient statements, nutrient content claims, structure/function claims, health claims and to the extent that such products are being marketed as such, “non-GMO,” “fresh,” “organic,” “all natural,” “sustainable,” “U.S. grown,” “made with natural ingredients,” “gluten free,” “made with rBST-free milk,” “kosher,” “all natural,” “no corn syrup,” “no artificial colors, flavors, or sweeteners,” “nutritious” or with similar claims) and the Selling Entities possess appropriate certifications or scientifically reliable materials to substantiate all such promises, claims and affirmations of fact; and

(i)                 each Food and Beverage Product cultivated, manufactured, produced, packaged, labeled, distributed or sold by or on behalf of the Business complies in all material respects with FDA’s requirements in Title 21 of the Code of Federal Regulations section 100.100 for nonfunctional slack fill and with any other similar state or local requirements, and no Selling Entity has received any correspondence from any Governmental Authority alleging that any Food and Beverage Product’s container and/or packaging is deceptive because of nonfunctional slack fill.

Section 5.11.         Material Contracts.

(a)               Disclosure Schedule 5.11 sets forth a complete list of 365 Contracts identified as of the date hereof that fall within the following categories (collectively, the “Material Contracts”):

(i)             any material lease or sublease of real property included as an Asset (whether a Selling Entity is lessor, sublessor, lessee or sublesee);

(ii)            other than purchase orders issued in the ordinary course of business, any Contract for the purchase or supply of goods or services providing for either (A) annual payments by the Acquired Business of $250,000 or more; or (B) annual receipts by the Acquired Business of more than $1,000,000 in any calendar year;

(iii)            any partnership agreement, joint venture agreement, strategic alliance, stockholders’ agreement or limited liability company agreement;

(iv)            any Contract with any sales representative, reseller, agent, marketing partner, distributor or franchisee of any Selling Entity relating to the Acquired Business;

(v)            any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which a Selling Entity or Buyer would have continuing obligations following the date of this Agreement;

(vi)            any Contract where the Business is, and Buyer would be required to become, obligor or guarantor relating to indebtedness, except for any Related Party Agreements;

(vii)           any Contract containing covenants expressly limiting, individually or in the aggregate, in any material respect the freedom of the Business or Assets to compete with any Person in a product or line of business or operate in any jurisdiction;

(viii)          any Hedge Contract;

(ix)            any Contract that contains exclusivity, requirements or similar provisions binding on the Acquired Business or the Assets;

(x)            any Contract containing “most favored nation” provisions;

(xi)            each Collective Bargaining Agreement;

(xii)          any Contract pursuant to which any of Selling Entity (A) licenses or is otherwise permitted by a Third Party to use any Intellectual Property material to the Acquired Business (other than any “shrink wrap,” “commercially available software package” or “click through” license that is generally available on and actually licensed under standard terms) or (B) licenses any Acquired Intellectual Property to a Third Party;

(xiii)          any Contract pursuant to which any Selling Entity is obligated to pay royalties or license fees to another Person in excess of $50,000 for which the Acquired Business may be affected;

(xiv)         any Contract that provides for the development, modification, or creation of any Acquired Intellectual Property, other than Contracts entered into with employees of a Selling Entity regarding the development of Intellectual Property by such employees entered into such Selling Entity’s form of employee inventions assignment agreement (a copy of which has been made available to Buyer); or

(xv)          any Related Party Agreement.

(b)               Each Material Contract is a legal, valid and binding obligation of the Selling Entity party thereto and, to the Knowledge of such Selling Entity, the other parties thereto in accordance with its terms and conditions, and is enforceable against such Selling Entity except as such legality, validity and enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) equitable principles of general applicability (whether considered in a proceeding at law or in equity). No event has occurred which, with the passage of time or the giving of notice, or both, would constitute a material default under or a material violation of any Material Contract or would cause the acceleration of any obligation of any Selling Entity or, to the Knowledge of such Selling Entity, any other party thereto or the creation of a lien upon any Asset.

Section 5.12.         Intellectual Property.

(a)               Disclosure Schedule 5.12(a)(i) sets forth a list of all registrations and applications for registration of the Acquired Intellectual Property (collectively, “Registered Intellectual Property”), setting forth for each item (i) the record owner, and, if different, the legal owner and beneficial owner of such item; (ii) the jurisdiction in which such item is issued, registered or pending; (iii) the issuance, registration, filing or application date and serial or identification number of such item; and (iv) for domain names, the registrant, the registrar, and the expiration date. The Registered Intellectual Property (x) has not been abandoned, canceled or otherwise compromised; (y) has been maintained effective by all requisite filings and renewals; and (z) remains in full force and effect. Disclosure Schedule 5.12(a)(ii) sets forth all payments and filings that are due, and all actions that must be taken, within one hundred twenty (120) days after the date hereof with respect to each item of Registered Intellectual Property.

(b)               The Selling Entities are the sole and exclusive owner of the Acquired Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances). The Acquired Intellectual Property is valid, enforceable and subsisting. Except as limited by Section 365(c)(1)(A) of the Bankruptcy Code, the Selling Entities have a right to use, all Intellectual Property (other than Acquired Intellectual Property) used or held for use in connection with the operation of the Business by the Seller or any of its Subsidiaries (the “Licensed Intellectual Property”) as currently conducted and as currently proposed to be conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). The Acquired Intellectual Property together with any Intellectual Property licensed under a Desired 365 Contract constitute all of the Intellectual Property necessary for or material to the operation of the Business as currently conducted and as currently proposed to be conducted.

(c)               No Proceedings are pending or threatened against any Selling Entity before a Governmental Authority with regard to the ownership or use by any Selling Entity of any Acquired Intellectual Property or Licensed Intellectual Property or the validity, scope or enforceability of any Registered Intellectual Property. The operation of the Business by the Selling Entities does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person. No Selling Entity has received any written notice since the date that is three years prior to the date hereof alleging that the operation of the Business or any Acquired Intellectual Property or Licensed Intellectual Property infringes, misappropriates, or otherwise violates the Intellectual Property of any other Person (including any notice inviting such Selling Entity to take a license under any Intellectual Property of a Third Party or consider the applicability of any Intellectual Property of a Third Party to the conduct of the Business). No Trademark that is Acquired Intellectual Property conflicts or interferes with any Trademark owned, used, and applied for by any other Person for the same class of goods or services. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material Trademark (whether registered or unregistered) used by the Selling Entities in connection with the Business. To the Knowledge of the Selling Entities, no Person is infringing, misappropriating or otherwise violating any Acquired Intellectual Property and no such actions are currently being asserted or threatened against any Person by any Selling Entity. No Selling Entity has sent any written notice since the date that is three years prior to the date hereof alleging a Person has infringed, misappropriated or otherwise violated any Acquired Intellectual Property.

(d)               All former and current employees, consultants, advisors, agents and independent contractors employed or engaged by any Selling Entity in connection with the Business who have been involved in the creation, development or modification of any Intellectual Property have entered into valid and binding agreements in which they have expressly assigned all of their rights in and to such Intellectual Property to the applicable Selling Entity. At no time during the conception of or reduction to practice of any Acquired Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority educational institution or private source, performing research sponsored by any Governmental Authority, educational institution or private source, utilizing the facilities of any Governmental Authority or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person.

(e)               The Selling Entities have taken commercially reasonable steps to protect and maintain any material trade secrets and know-how included in the Acquired Intellectual Property or Licensed Intellectual Property, and there are no unauthorized uses or disclosures of any such trade secrets or know-how.

(f)                No Selling Entity owns any proprietary software that is used or held for use in connection with the operation of the Business.

(g)               Subject to Section 5.03, the execution and delivery by each Selling Entity of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions provided for herein and therein will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate or otherwise impair the right of each Selling Entity to own or use or otherwise exercise any other rights that such Selling Entity currently has with respect to, any Acquired Intellectual Property or Licensed Intellectual Property, nor require any additional amounts or consideration or the consent of any Person in respect of any such Acquired Intellectual Property or Licensed Intellectual Property.

(h)               The information technology systems used by each Selling Entity in connection with the Business (the “Business IT Assets”) (i) operate and perform and have been maintained in accordance with their documentation and functional specifications and otherwise as required for the conduct of the Business as currently conducted and as currently proposed to be conducted; (ii) have not malfunctioned or failed; and (iii) do not contain any Malicious Code. Each Selling Entity has taken technical, physical and organizational steps reasonable in accordance with customary industry standards and practices to protect the confidentiality, integrity and security of Business IT Assets (and all information and transactions stored or contained therein or transmitted thereby) from Malicious Code, unauthorized use, access, interruption, modification or corruption, including regular virus scans. each Selling Entity has in place commercially reasonable data backup, data storage, system redundancy and disaster avoidance recovery plans, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices. There have been no unauthorized intrusions or breaches of security with respect to the Business IT Assets or claims or Proceedings initiated or threatened against any Selling Entity with regard to the use or maintenance of its Business IT Assets. Each Selling Entity has implemented security patches or upgrades that are generally available for such Business IT Assets where such patches or upgrades are reasonably required to maintain their security.

(i)                 Each of the Internet websites owned or operated by the Selling Entities in connection with the Business and any other mechanism through which the Selling Entities collect Data maintains a publicly posted privacy statement or policy (the “Privacy Policies”) that accurately describes such Selling Entity’s practices with respect to the collection, use and disclosure of Data (including Personal Information) and that complies in all material respects with all Applicable Laws, including, without limitation, Data Protection Laws. Each Selling Entity’s privacy practices conform and at all times have conformed to the Privacy Policies and its own internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Information at the time such policies, terms of use or guidelines were in effect. The Selling Entities have provided Buyer with true, correct and accurate copies of all the Privacy Policies. The Privacy Policies are accurate, comprehensive, and completely implemented with respect to the information regarding what Personal Information is collected, how it is used, how it is shared, how it is secured, and what (if any) preferences or choices users or data subjects have with regard to their Personal Information.

(j)                 The Selling Entities take and have taken reasonable and prudent measures to ensure that Personal Information collected, stored or used by the Selling Entities is protected against unauthorized access, loss, damage use, sharing, modification, or other misuse, and there has been no unauthorized access, loss, damage use, sharing, modification, or other misuse of any Personal Information by any Selling Entity. No complaint or Proceeding relating to an improper use, unauthorized access or disclosure of, or a breach in the security of, any Personal Information has been made or, is threatened against any Selling Entity. No Selling Entity has been notified or has been required by any Applicable Law, Governmental Authority or other agreement to notify in writing, any Person of any security breach or unauthorized use or disclosure of Personal Information. No Selling Entity has received any notice of any claims, investigations (including investigations by a Governmental Authority) or alleged violations of Applicable Laws with respect to Personal Information processed by such Selling Entity.

(k)               The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which any of them is or will be a party and the consummation of the transactions provided for herein and therein will comply with all Data Protection Laws and the Privacy Policies. No Selling Entity is prohibited by any applicable regulations or any Privacy Policy from providing Buyer with the Data (including the Personal Information) that has been, or will be, provided to Buyer on or after the Closing Date, in connection with the transactions contemplated by this Agreement and no notice to any Person will be required in connection with such Selling Entity’s provision of such Data to Buyer.

Section 5.13.         Environmental, Health and Safety Matters.

(a)               The Assets owned or held by the Selling Entities and their operations are and, as all times have been, in compliance in all material respects with applicable Environmental, Health and Safety Laws;

(b)               The Acquired Permits include all Permits required under Environmental, Health and Safety Laws in connection with the ownership and operation of the Assets, which are listed on Disclosure Schedule 5.13(b), the Selling Entities are in compliance in all material respects with such Permits, and all such Permits are in full force and effect;

(c)               With respect to each Selling Entity’s operations of the Assets owned or held by such Selling Entity, such Selling Entity has not received any written notice alleging non-compliance with or violation of applicable Environmental, Health and Safety Law from any Governmental Authority or other Person, the subject of which is unresolved and that reasonably could be expected to result in a material Liability of the Acquired Business;

(d)               There is no Proceeding or Order pending, outstanding, or threatened in writing against any Selling Entity pursuant to Environmental, Health and Safety Law with respect to the Assets owned or held by such Selling Entity or such Selling Entity’s operation of such Assets, except for any such Proceeding and Order that could not reasonably be expected to be material to the Acquired Business;

(e)               There has been no Release of Hazardous Substances by any Selling Entity or any third Person on, under, in or at any Owned Real Property or Leased Real Property, or any third-party location, except for any such Release that could not reasonably be expected to result in a material Liability or cleanup obligation of the Acquired Business;

(f)                Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated thereby will trigger any reporting, investigation or remedial obligations under any property transfer Environmental, Health and Safety Laws; and

(g)               The Selling Entities have made available to Buyer true, complete and correct copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) and any other material information relating to environmental, health and safety matters concerning the Acquired Business or the Assets prepared on behalf of any Selling Entity.

Section 5.14.         Title.

(a)               Disclosure Schedule 5.14(a)(i) sets forth a complete and accurate list of all of the Real Property Interests owned in fee by Seller or any of its Subsidiaries (the Real Property Interests listed or required to be listed on Disclosure Schedule 5.14(a)(i), the “Owned Real Property”), specifying the street address, the current owner and the current use of each parcel of Owned Real Property. Each Selling Entity has good and valid fee simple title to all Owned Real Property that is included in the Assets owned by it, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Disclosure Schedule 5.14(a)(ii). No Selling Entity currently leases any parcel or any portion of any parcel of any Owned Real Property to any other Person.

(b)               Disclosure Schedule 5.14(b)(i) sets forth a complete and accurate list and brief description of all Real Property Interests that are leased by Seller or any of its Subsidiaries (the Real Property Interests listed or required to be listed on Disclosure Schedule 5.14(b)(i), the “Leased Real Property”) and a description of the associated leases therefore (the “Leases”). Each of the Leases that is included in the Assets constitutes the legal, valid, binding and enforceable obligation of the applicable Selling Entity and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or at law). The applicable Selling Entity has good and valid leasehold title to all of the Leased Real Property that is included in the Assets free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Disclosure Schedule 5.14(b)(ii). Except as set forth on Disclosure Schedule 5.14(b)(ii), there is not any current sublease or assignment entered into by any Selling Entity in respect of the Acquired Leased Real Property or any portion thereof. The Selling Entities have made available to Buyer true, correct and complete copies of each Lease.

(c)               No event has occurred and no circumstances exist that, with the delivery of notice, the passage of time or both, could constitute such a material breach or material default, or permit the termination or modification of, or acceleration of rent under, any Lease. No Selling Entity has received written notice of any claim by any Person under any such Lease alleging that a Selling Entity has committed a breach of any such Lease, and has not provided or received any written notice of any intention to terminate any such Lease.

(d)               The Acquired Owned Real Property and Acquired Leased Real Property constitute all of the real property rights necessary to own and conduct the Acquired Business in all material respects as currently owned, operated and conducted by the Seller or any of its Subsidiaries.

(e)               There are no condemnation, expropriation or other Proceedings with eminent domain pending or threatened, with respect to any Acquired Real Property.

(f)                The buildings and improvements on the Acquired Owned Real Property are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land.

(g)               None of the Acquired Owned Real Properties are located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(h)               Each parcel of Owned Real Property constitutes a legally subdivided lot in compliance with all applicable subdivision laws and similar regulations, separate from any adjoining land or improvements.

(i)                 There are no assets or properties that are used in or necessary for the use, maintenance of the Acquired Owned Real Property or the Acquired Leased Real Property and the operation of the Acquired Business as currently operated that are not included in the Assets.

(j)                 The improvements or facilities located on the Acquired Owned Real Property are presently used and operated in compliance with all material covenants, easements and restrictions affecting such Acquired Owned Real Property.

(k)               All water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements related thereto upon or adjacent to the Acquired Owned Real Property required by Applicable Law or required for the operation of the Acquired Business at the Acquired Owned Real Property, are (i) installed and serve the Acquired Owned Real Property and (ii) have direct access to the Acquired Owned Real Property from a public road or right of way. There are no pending or threatened, material interruptions (except in the ordinary course) of any utility services to any material portion of the Acquired Owned Real Property.

(l)                 All of the Acquired Owned Real Property has access to a public road or right of way.

Section 5.15.         Matters Related to Assets; Casualty Losses.

(a)               All of the rights, properties, interests, equipment and other tangible and intangible assets that constitute Assets are owned, leased or used (or held for use) by the Selling Entities and are free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)               All of the equipment, machinery, vehicles and other tangible assets that constitute Assets (i) in good condition and repair, except for ordinary wear and tear and ordinary and routine repairs and maintenance requirements, for assets of comparable age and usage, (ii) not in need of any repairs, which, if not made, would materially and adversely affect the integrity or safety of such Assets, and (iii) suitable for use by the Selling Entities to conduct the Acquired Business as currently conducted by the Selling Entities with respect to such Assets.

(c)               The Assets owned or used (or held for use) by the Selling Entities constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary, and such assets are sufficient, to operate the Facilities and conduct the Acquired Business as currently conducted by the Selling Entities, other than the operations and business conducted with respect to the Excluded Assets.

(d)               There has been no Casualty Loss (whether or not covered by insurance) materially affecting any of the Assets owned or used (or held for use) by Seller or any of its Subsidiaries that has not subsequently been completely repaired, replaced or restored.

Section 5.16.         Accounts Receivable and Payable. All Accounts Receivable of the Selling Entities reflected on the Balance Sheets have arisen in the ordinary course of business. The consolidated Accounts Receivable of Seller, net of any allowances for doubtful accounts and reserves for discounts, returns, spoils, damages, shortages, short pays and promotions, set forth on the Balance Sheets were stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, the consolidated Accounts Receivable of Seller as of the respective dates thereof. All accounts payable of the Selling Entities reflected on the Balance Sheets have arisen in the ordinary course of business.

Section 5.17.         Inventory. The inventories of the Selling Entities that are Assets are in good and marketable condition, and are saleable in the ordinary course of business. The consolidated inventory of Seller that are Assets, net of applicable inventory reserves, set forth on the Balance Sheets was stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, the consolidated inventory of Seller as of the respective dates thereof. Inventory reserves for lower of cost or market, obsolete, excess, damaged or otherwise unsaleable and unusable inventory have been reflected on the Balance Sheets in accordance with GAAP applied on a consistent basis throughout the periods indicated.

Section 5.18.         Insurance. A true, correct and complete list of the material insurance policies related to the Business currently conducted by Seller and its Subsidiaries with respect to the Assets owned or held by Seller and its Subsidiaries (including policy periods and the amounts of coverage, limits and deductibles) is attached hereto as Disclosure Schedule 5.18 (collectively, the “Insurance Policies”). A true, correct and complete list of the Insurance Policies that do not permit Buyer access thereto, and the right to make claims thereunder, in accordance with Section 8.09 is set forth in Disclosure Schedule 5.18. All of the Insurance Policies are in full force and effect. No event has occurred, including the failure by Seller or if applicable, any such Subsidiary of Seller, to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Seller or any of its Subsidiaries under any of the Insurance Policies. Except as set forth in Disclosure Schedule 5.18, no material claim is outstanding under any of the Insurance Policies, and no carrier of any Insurance Policy of Seller or any such Subsidiary has asserted in writing any denial of coverage of any material claim.

Section 5.19.         Security Arrangements. All of the bonds, letters of credit and guarantees posted by Seller or any of its Subsidiaries with Governmental Authorities or Third Parties and relating to the Assets owned or held by Seller or any such Subsidiary are described on Disclosure Schedule 5.19.

Section 5.20.         Customers and Suppliers.

(a)               Disclosure Schedule 5.20(a) contains a list of the fifty (50) largest customers, including distributors, of the Acquired Business, taken as a whole, for the twelve (12) months ended September 30, 2019 (determined on the basis of the total dollar amount of sales) (collectively, the “Major Customers”) showing the total dollar amount of gross sales to each such Major Customer during such period.

(b)               Disclosure Schedule 5.20(b) contains (i) a list of the twenty-five (25) largest milk suppliers of the Business, taken as a whole, for the twelve (12) months ended September 30, 2019 (determined on the basis of the total dollar amount of purchases) and (ii) a list of the fifty (50) largest suppliers other than milk suppliers of the Business, taken as a whole, for the twelve (12) months ended September 30, 2019 (determined on the basis of the total dollar amount of purchases) (collectively, the “Major Suppliers”), in each case, showing the total dollar amount of purchases by the Business with respect to milk or other products, as applicable, from each such Major Supplier during such period.

(c)               From the Balance Sheet Date through the date of this Agreement, no Major Customer or Major Supplier has terminated, materially reduced, or otherwise materially changed its business with the Business or provided written or oral, notice to any Selling Entity stating that it intends to terminate, materially reduce or otherwise materially change its business with the Business or that it is materially dissatisfied with the performance of the Business (or any portion thereof).

Section 5.21.         Anti-Corruption.

(a)               No Selling Entity, nor any of their respective Representatives or other Persons that act for or on behalf of any Selling Entity has, in connection with or relating to the Business or the Assets, directly or indirectly, violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery law (collectively, the “Anti-Corruption Laws”). The Selling Entities have in place and maintain policies, procedures and controls with respect to the Business that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws in each jurisdiction in which the Business operates. There is no pending or threatened investigation, inquiry, or enforcement Proceeding upon the Business or the Assets by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws. None of the current officers, directors or employees of any Selling Entity is an employee of any Governmental Authority or of any instrumentality of a Governmental Authority.

(b)               The Business has been conducted and the Assets have been operated in material compliance with all applicable anti-money laundering and financial record-keeping and reporting laws. The Selling Entities have maintained and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Business, and (ii) internal accounting controls reasonably designed to provide reasonable assurances that all transactions and access to assets of the Business were, have been and are executed only in accordance with management’s general or specific authorization. There is no pending or threatened investigation, inquiry, or enforcement Proceeding upon the Business or the Assets by any Governmental Authority regarding any actual or possible violation of any anti-money laundering or financial record-keeping and reporting laws, and there has been no such Proceeding.

Section 5.22.         Brokers or Finders. Except for fees and expenses payable to Evercore Group, L.L.C., no Selling Entity has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable.

Section 5.23.         Employee Benefit Plans; Labor and Employment Matters.

(a)               Disclosure Schedule 5.23(a) contains a complete and accurate list of each Seller Benefit Plan. The Selling Entities have made available to Buyer a copy of, to the extent applicable, (i) each Seller Benefit Plan and, with respect to any unwritten Seller Benefit Plan, a written summary of such Seller Benefit Plan and, with respect to each Seller Benefit Plan containing Assumed Plan Liabilities, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (v) the most recent summary plan description and any material modification with respect thereto, (vi) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Seller Benefit Plan containing Assumed Plan Liabilities intended to qualify under Section 401 of the Code, and (vii) all non-routine, written communications relating thereto.

(b)               Each Seller Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in compliance with Applicable Laws and with the terms of such Seller Benefit Plan. There are no pending or threatened material investigations by any Governmental Authority with respect to or termination proceedings or other material claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any Seller Benefit Plan.

(c)               No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Company Employee, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Company Employee, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Seller Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No Company Employee is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(d)               Except pursuant to the Seller Benefit Plans or other agreements or arrangements listed on Disclosure Schedule 5.23(d), true and complete copies of which have been made available to Buyer, none of the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any Company Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any Company Employee or trigger any other material obligation under any Seller Benefit Plan, (iii) result in any breach or violation of or default under or limit Seller’s (or Buyer’s right with respect to any Assumed Plan Liabilities) to amend, modify or terminate any Seller Benefit Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e)               With respect to each Pension Plan or any Multiemployer Plan that is or is required to be sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to or required to be maintained or contributed to within the six years prior to the date of this Agreement, by Seller or any of its ERISA Affiliates, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, and (ii) no condition exists or event or transaction has occurred with respect to any such plan that would reasonably be expected to result in Buyer or any of its Affiliates incurring any material Liability, fine or penalty for which a reserve or accrual has not been established.

(f)                There are no controversies, strikes, slowdowns, work stoppages or any other material labor disputes involving any Company Employee pending or threatened, nor have there been any such controversies, strikes, slowdowns or work stoppages in the past three years. There are no grievances or unfair labor practice complaints pending against Seller or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority with respect to any Company Employee.

(g)               Seller and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes, and are not liable for any arrears of wages, other compensation or benefits (other than such Liabilities that have been incurred in the ordinary course of business of Seller and its Subsidiaries), or any Taxes or penalties for failure to comply with any of the foregoing. No individual who has performed services for Seller or its Subsidiaries has been improperly excluded from participation in any Seller Benefit Plan, and neither Seller nor any of its Subsidiaries has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor or on any other non-employee basis for Seller or its Subsidiaries rather than as an employee, with respect to any individual employed, engaged, or leased by Seller or any of its Subsidiaries from another employer, or with respect to any misclassification of any employee of Seller or its Subsidiaries as exempt versus non-exempt. Except as set forth in Disclosure Schedule 5.23(g), there is no material employment- or labor-related claim pending against any Selling Entity brought by or on behalf of any Company Employee or any Governmental Authority and no such claim is threatened. In the last five years, no allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of any Selling Entity or (ii) any Company Employee at a level of Vice President or above.

(h)               Disclosure Schedule 5.23(h) sets forth a complete and correct list of all Company Employees who are employees by: name; title or position; status (part-time, full-time, exempt, non-exempt, etc.); whether paid on a salaried, hourly or other basis; current base salary or wage rate; current target bonus; start date; service reference date (if different from the start date); work location (city and state); PTO entitlement formula; amount of accrued but unused PTO by category; and an indication of whether or not such employee is on leave of absence. All such employees are authorized to work in the United States. Disclosure Schedule 5.23(h) sets forth a complete and correct list of all Company Employees who are independent contractors of Seller or its Subsidiaries and all “leased employees” (as such term is defined in Section 414(n) of the Code) of Seller or its Subsidiaries by: job position or function; work location (city and state); hourly pay rate or other compensatory arrangement; hire date; regular hours per work week; term of engagement; and the total amount paid by Seller to such Person in 2019. Seller shall update Disclosure Schedule 5.23(h) from time to time and as of three (3) days prior to the Closing Date.

Section 5.24.         Taxes.

(a)               Seller and its Subsidiaries have timely filed (taking into account any extensions of time for such filings that have been properly and timely requested) all Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by Seller and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Seller nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which Seller or its Subsidiaries does not file Tax Returns that Seller or its Subsidiaries is or may be subject to Taxation by that jurisdiction.

(b)               There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any liability for Taxes of Seller and its Subsidiaries. Neither Seller nor its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)               The unpaid Taxes of Seller and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheets (rather than in any notes thereto). Since the date of the Balance Sheet Date, neither Seller nor its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past practice.

(d)               No Asset (i) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code.

(e)               Neither Seller nor its Subsidiaries has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

Article 6
Representations and Warranties of Buyer

Buyer represents and warrants to the Selling Entities as of the date hereof and as of the Closing Date as follows:

Section 6.01.         Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Buyer is (or at the Closing will be) duly qualified, licensed or otherwise authorized to do business and is in good standing in the state(s) where the Assets are located and Buyer or Buyer’s Affiliates will be duly qualified, licensed or otherwise authorized to own or lease and to operate and use the Assets in the state(s) where the Assets are located other than where failure to be so qualified would not have a materially adverse effect. Buyer has made available to Seller true and correct copies of Buyer’s governing documents as in effect as of the date hereof and as of the Closing, as applicable, including Buyer’s certificate of incorporation and bylaws.

Section 6.02.         Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and such other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated herein and therein have been duly, validly authorized and approved by all necessary corporate action of Buyer and no other corporate proceedings on the part of Buyer or vote of Buyer’s members are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party that is required to be executed and delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. No other action on the part of Buyer, its Affiliates or their respective Representatives is necessary to authorize this Agreement or the other Transaction Documents to which Buyer is a party and this Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether such principles are considered in a proceeding at law or in equity.

Section 6.03.         No Conflict. Except for (a) any applicable notices, filing, consents or approvals under any applicable antitrust, competition or trade regulation or other Applicable Laws, including the HSR Act and (b) items listed on Disclosure Schedule 6.03, Buyer is not and will not be required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except as would not, individually or in the aggregate, reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby. When the consents and other actions described in the preceding sentence have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach or violation of any of the terms and provisions of, or constitute a default (with or without notice or lapse of time or both) under, or conflict with, or cause any acceleration of any obligation of any Buyer under (i) any agreement, indenture, bond, debenture, note, mortgage or other instrument to which it or its assets is bound, (ii) the certificate of incorporation, bylaws or other governing documents of Buyer, (iii) any Order applicable to Buyer or its assets or (iv) any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 6.04.         Legal Proceedings. There are no Proceedings or Orders pending or outstanding or, to the Knowledge of Buyer, threatened by any Person, that seek to prevent, restrain, materially delay, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to delay the Closing or have an adverse effect on Buyer’s performance of any of its obligations and covenants under this Agreement and the other Transaction Documents to which it is a party that are to be performed prior to, at or after Closing.

Section 6.05.         Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer.

Section 6.06.         Brokers or Finders. Except for fees and expenses payable to Houlihan Lokey, Inc., neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Seller or any of it is Subsidiaries is or will become liable.

Article 7
Actions Prior to the Closing Date

Section 7.01.         Access and Reports.

(a)               From the date hereof through Closing, subject to Applicable Laws, upon the reasonable request from Buyer of any such activities, each Selling Entity will afford Buyer’s officers and other authorized Representatives reasonable access, during normal business hours, (i) to its officers, employees, consultants and authorized Representatives (including its legal advisors and accountants), (ii) to all books, records and other documents and data in the locations in which they are normally maintained, and to make copies of all such books, records, and other documents to the extent relating to the Assets or the Assumed Liabilities, (iii) to any reasonably available financial and operating data and other information in connection with the Assets and (iv) to all offices, plants, buildings, facilities and other physical locations and properties included in the Asset, to make such investigation and physical inspection of the Assets and the Assumed Liabilities as it reasonably requests; provided that, in connection with such access, Buyer’s authorized Representatives will (i) abide by any reasonable safety rules, regulations and operating policies provided in writing by Seller or its Representatives and (ii) at Seller’s option, be accompanied by at least one (1) Representative of Seller. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would unreasonably interfere with the conduct of the business of the Selling Entities or would require a Selling Entity to disclose information that would violate the attorney-client privilege or any other applicable privileges or immunities; provided that the Selling Entities use reasonable effort to disclose such information without disclosing the privileged information (for example, by redacting such information as reasonably necessary to avoid such violation).

(b)               Buyer acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 7.01(a), and is subject to the terms of the confidentiality agreement dated October 23, 2019 between Seller and Buyer and, if applicable, the Clean Team Agreement and the Joint Defense and Common Interest Agreement dated as of June [13], 2019 between Seller, Buyer and their respective outside counsel named therein (collectively, the “Confidentiality Agreement”), the terms of each of which are incorporated herein by reference. Buyer acknowledges and understands that this Agreement may be provided to lenders or be publicly filed in the Bankruptcy Court and further made available by Seller to prospective bidders and that such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement, the Clean Team Agreement or otherwise.

Section 7.02.         Operations Prior to the Closing Date. Except (a) as otherwise expressly contemplated by this Agreement, (b) as set forth on Schedule 7.02, or (c) as otherwise consented to in writing by Buyer in its sole discretion, from the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with its terms:

(i)                 Seller will use its reasonable best efforts to (A) operate the Facilities and other Assets operated by Seller and its Subsidiaries in the ordinary course of business in all material respects and to maintain, or cause to be maintained, all Assets in good working order and condition (ordinary wear and tear excepted) (including, without limitation, conducting all inspections and acts of service and repair with at least the level of care and frequency required to comply with (x) manufacturer recommendations or guidelines or (y) customary industry practice for similar assets as the applicable Asset), (B) maintain books, accounts and records relating to such Assets in accordance with past custom and practice in all material respects, (C) preserve intact the business organizations of Seller and its Subsidiaries, (D) preserve its current relationships with Third Parties, including suppliers, vendors, customers, clients, contractors and others, related to the Assets or having business dealings related to the Acquired Business (including with respect to sales of products and volumes of production) and keep available the services of Company Employees, consultants and agents of the Selling Entities in connections with the services such persons provided in respect of the Assets and the Acquired Business in the ordinary course of business, and (E) comply with all Applicable Laws and Orders applicable to the Assets and Acquired Business and to give prompt notice to Buyer of any notice of any material damage or any material Casualty Loss and any notice received or made by Seller of any claim asserting any material tort or violation of Applicable Law or any new Proceeding that (in each case) relates to such Assets or the Acquired Business;

(ii)              without limiting the foregoing, Seller will not, and will cause its Subsidiaries not to:

(A)             liquidate, dissolve, recapitalize or otherwise wind up its operations related to the Assets;

(B)              terminate, cancel, materially amend or modify, grant a waiver or consent with respect to or extend any Material Contract, in each case other than any immaterial changes made in the ordinary course of business, or enter in to any Contract that could be a Material Contract;

(C)             violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) could reasonably constitute a violation, breach of, or default under, any material term or provision of any Acquired Contract or any Acquired Permit, including, without limitation, any payment obligations thereunder;

(D)             sell, lease, transfer, abandon, permit to lapse, fail to maintain, exclusively license, assign or otherwise dispose of any material Assets, in each case other than in the ordinary course of business;

(E)             disclose any material trade secrets or know-how related to, associated with or arising from the Acquired Business or any Assets to any Person that is not subject to any confidentiality or non-disclosure agreement;

(F)              acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Acquired Business, in each case other than pursuant to existing Contracts described on Schedule 7.02(ii)(F);

(G)             other than as permitted by Section 7.02(ii)(F), make any material loans, advances or capital contributions to, or investments in, any other Person (other than any Subsidiary of Seller) with respect to the Business, other than advances to employees in the ordinary course of business;

(H)             subject any of the Assets to any Encumbrances, except for Permitted Encumbrances;

(I)                enter into any agreement or arrangement that materially limits or otherwise restricts in any material respect the conduct of the Acquired Business or the use or saleability of the Assets or that could reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Acquired Business or Buyer’s use of the Assets;

(J)              change its accounting methods, policies or practices, in each case as they relate to the Assets;

(K)             commence, settle or propose to settle any Proceedings that could reasonably be expected to materially diminish the value of the Assets or impair title thereto; or

(L)              other than as required by Applicable Law or by the terms of any Seller Benefit Plan or Collective Bargaining Agreement as in effect on the date hereof, (1) grant any loan to any Company Employee or pay any bonus to any exempt Company Employee, (2) hire or promote or terminate the employment (other than for cause or due to elimination of position) of any Company Employee with annual salary in excess of $100,000, (3) grant or increase any severance, change in control, retention, termination or similar compensation or benefits to (or amend any existing severance, change in control, retention, termination or similar compensation, benefits or arrangement with) any exempt Company Employee, (4) establish, adopt, amend, or terminate any Collective Bargaining Agreement (other than as specifically contemplated under this Agreement) or Seller Benefit Plan, (5) increase the compensation, bonus or other benefits payable to any Company Employee, (6) pay to any exempt Company Employee any benefit or amount not required under any Seller Benefit Plan as in effect on the date of this Agreement, or (7) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Seller Benefit Plan;

(M)            except as required by Applicable Law, (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any amended Tax Return, (3) enter into any closing agreement, (y) settle or compromise any Tax claim or assessment, or (4) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action could adversely affect the Assets or the Business in a Post-Closing Tax Period;

(N)             fail to keep in force, cancel or materially modify any Insurance Policy, except where replaced with a substantially similar policy;

(O)             abandon or permit to lapse any Registered Intellectual Property;

(P)              enter into any Contract under which any Selling Entity grants or agrees to grant to any Third Party any assignment, license, release, immunity or other right with respect to any Acquired Intellectual Property or Licensed Intellectual Property (other than non-exclusive licenses of such Intellectual Property granted to customers in the ordinary course of business);

(Q)             fail to maintain inventory to and including the Closing Date of a quality usable and salable in the ordinary course of business and in sufficient quantities to operate the Acquired Business as it is and has been historically conducted in all material respects;

(R)              take any action or fail to take any action that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(S)              take any action that could cause any asset that is an Asset as of the date hereof to no longer be an Asset as of Closing, including transferring any asset that is used or held for use in connection with a Facility or the operations of a Facility to an Excluded Facility, except for the sale of inventory to a Third Party in the ordinary course of business; or

(T)              agree or commit to do any of the foregoing; and

(iii)            The Seller will deliver to the Buyer any and all (A) DIP Budgets (including DIP Budgets as updated, modified, or supplemented in accordance with Section 5.12 of the DIP Credit Agreement) concurrently with delivery to the DIP Agent and (B) DIP Variance Reports concurrently with delivery to the DIP Agent pursuant to Section 5.01(c) of the DIP Credit Agreement.

For purposes of any consent by Buyer under Section 7.02(ii), (x) such consent may be requested by Seller and given by Buyer by email, (y) such consent request may be sent by Seller by email to Alan Bernon at abernon@dfamilk.com (or any other individual designated by Buyer to Seller for this purpose), each of whom is authorized to give consent hereunder on behalf of Buyer, and (z) Buyer will use commercially reasonable efforts to give or deny consent within three (3) Business Days of the request.

Section 7.03.        Commercially Reasonable Efforts. Subject to Section 7.04, the Selling Entities, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent to the other party’s obligations to consummate the Closing set forth in Article 9, Article 10 and Article 11 to be satisfied, (b) the obtaining, at the earliest practicable date, of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Nothing in this Section 7.03 will require Buyer, the Selling Entities or any of their Subsidiaries to pay any consideration to any Third Party, to initiate any Proceedings, to incur any obligation or to waive any right under this Agreement or to assist any Party in connection with the transactions contemplated hereby.

Section 7.04.         Regulatory Approvals.

(a)               Buyer and Seller will (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Applicable Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act or other Applicable Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with (A) any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), (B) resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Applicable Laws with respect to any such filing or any such transaction, and (C) updating, transferring, replacing, cancelling or obtaining (1) the Permits set forth in Schedule 7.04 and (2) applicable registrations with the FDA. Each such Party will use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such Party will promptly inform the other parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party hereto will independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to Proceedings under the HSR Act or other Applicable Laws. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.04 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be). The Parties shall cooperatively undertake reasonable best efforts to effect the transfer (or, if not transferrable, reissuance) of all Permits listed on Schedule 4.04(j) as of the Closing Date.

(b)               Subject to Buyer’s right to terminate this Agreement in accordance with Article 12, in its sole discretion, Buyer understands and agrees that Buyer will use its commercially reasonable efforts to take, and will cause its Affiliates to take, all actions necessary or appropriate to obtain all Governmental Authorizations and to avoid or eliminate each and every impediment under any Applicable Law or otherwise so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to occur as soon as possible (and in any event prior to the Outside Date) including (i) defending any Proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and (ii) seeking to have lifted, vacated or reversed any Order entered by any Governmental Authority with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided that notwithstanding the foregoing or anything to the contrary herein, neither Buyer nor any of its Affiliates will be required to (or required to commit to), and without the prior written consent of Buyer, no Selling Entity will (and will not commit to), including to the extent required or proposed by any Governmental Authority in connection with the transactions contemplated hereby: (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby; (B) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets, including the assets of Buyer or any of its Affiliates or the Assets; (C) terminate existing relationships, contractual rights or obligations of Buyer or its Affiliates (including those relating to the Assets); or (D) otherwise take or commit to take actions that after the Closing would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer or its Affiliates (including the Assets). Notwithstanding the foregoing, Buyer shall, if necessary to obtain any required Governmental Authorization, propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the non-acquisition, sale, divestiture or disposition of no more than two (2) fluid milk processing plants of Seller or any Selling Entities; provided, however, in no event shall any fluid milk processing plant not acquired or offered for sale, divestiture or disposition under this Section 7.04(b) (x) exceed 43 million pounds of raw milk intake capacity per month, as reasonably determined by Buyer in its sole discretion, except that this clause (x) shall not apply to Seller’s fluid milk facility located in Harvard (Chemung), Illinois, (y) be located in the same Area (as such term is utilized in Buyer’s Bylaws, with such boundaries as are in effect on the Agreement Effective Date) as any other fluid milk processing plant not acquired or offered for sale, divestiture or disposition under this Section 7.04(b), or (z) be located in the Mountain or Southwest Areas. Buyer shall be entitled to solely determine the strategy and timing for, direct all communications and negotiations regarding, and have final decision-making authority with respect to, any non-acquisition, sale, divestiture or disposition required pursuant to this Section 7.04(b), provided that Buyer shall afford the Selling Entities a reasonable opportunity to participate and provide input in connection therewith.

(c)               Notwithstanding the foregoing Section 7.04(b) or anything to the contrary herein, neither Buyer nor any of its Affiliates shall be required to take (or commit to take) any of the actions described in Section 7.04(b) to the extent that such action is not conditioned on the consummation of the Closing.

Section 7.05.         Bankruptcy Court Approval.

(a)               The Selling Entities and Buyer each acknowledges that this Agreement and the sale of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer are subject to Bankruptcy Court approval. Buyer acknowledges that (i) to obtain such approval, the Selling Entities must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Assets, and that such demonstration will include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, and, if necessary, conducting the Auction, and (ii) Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assigned Contract.

(b)               Buyer agrees that it will take such actions as are reasonably requested by the Selling Entities to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer of the Assigned Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(c)               The Selling Entities will give Buyer reasonable advance notice and proposed drafts of all pleadings, motions, Orders, notices, other papers, hearings, and other Proceedings related to this Agreement and the transactions contemplated hereby, and will provide Buyer and its counsel with a reasonable opportunity to review such papers prior to filing with the Bankruptcy Court unless such advance notice is impossible or impracticable under the circumstances, in which case the Selling Entities will deliver copies of such papers substantially simultaneously with the filing with the Bankruptcy Court.

Section 7.06.         Bidding Procedures. Buyer agrees and acknowledges that the Selling Entities, including through their respective Representatives, are and may continue soliciting inquiries, proposals, or offers from Third Parties for all or any part of the Assets, and are and may continue discussing and negotiating such inquiries, proposals or offers and providing information to Third Parties in connection therewith, as contemplated by the Bidding Procedures.

Section 7.07.         Alternate Bidder. If an Auction is conducted, and the Selling Entities do not choose Buyer as the Successful Bidder, but instead chooses Buyer as the Alternate Bidder, Buyer may elect to be the Alternate Bidder in its sole discretion. If Buyer is chosen as and elects to be the Alternate Bidder, Buyer will be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer prior to or at the Auction) open and irrevocable until the closing of the sale of the Assets to the Successful Bidder. If the Superior Proposal with the Successful Bidder is terminated prior to the termination of this Agreement, and if Buyer has elected to be the Alternate Bidder, Buyer will be deemed to be the Successful Bidder and will forthwith consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer prior to or at the Auction).

Section 7.08.         Damage or Destruction. Until the Closing, the Assets shall remain at the risk of the Selling Entities. In the event of any material damage to or destruction of any of the Assets after the date hereof and prior to the Closing (in any such case, a “Damage or Destruction Loss”), Seller shall give prompt written notice thereof to Buyer. If any such Damage or Destruction Loss is covered by insurance policies and, if such damage or destruction is to a facility, is not repaired or replaced by a similar facility in reasonable proximity to any former facility, all right and claim of the Selling Entities to any proceeds of insurance for such Damage or Destruction Loss shall be assigned and (if previously received by the Selling Entities and not used prior to the Closing Date to repair any damage or destruction) paid to Buyer at Closing in accordance with Section 2.01(b)(xii).

Section 7.09.         Cooperation with Financing.

(a)               Prior to the Closing, the Selling Entities shall use commercially reasonable efforts to provide to Buyer all cooperation that is reasonably requested by Buyer in connection with the Debt Financing, including: (i) assisting with the preparation and delivery of the Marketing Material; (ii) facilitating the pledging of collateral on the Assets, provided that no pledge shall be effective until the Closing; (iii) delivery to Buyer and its Debt Financing Sources of Required Information that is Compliant and the Financing Deliverables, in each case, as promptly as reasonably practicable following Buyer’s request therefor; (iv) assistance to Buyer in the negotiation of definitive financing documents, including guarantee and collateral documents, and customary closing certificates as may be required by the Debt Financing Sources, including the Financing Deliverables; (v) taking such actions as are reasonably requested by Buyer to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the Seller’s control; and (vi) providing, no later than three (3) Business Days prior to the Closing Date, all documentation and other information about the Selling Entities required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date; provided, however, that nothing in this Agreement shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Selling Entities; and provided, further, that notwithstanding anything in this Agreement to the contrary, the Selling Entities shall not (A) be required to pay any fees (including commitment or other similar fees) or to give any indemnities or incur any liabilities prior to the Closing, (B) have any liability or obligation under any loan agreement, debt security or any related document or any other agreement or document related to the Debt Financing (other than any such liabilities or obligations with respect to the Assets that become effective as of the Closing), (C) be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law, or (D) be required to execute any document, certificate or instrument, or make any representation or warranty, in connection with the Debt Financing, except for customary authorization letters and any such contractual obligation, document, certificate or instrument that is conditioned upon, and not effective until, the consummation of the Closing.

(b)               The Selling Entities hereby consent to the use of their respective logos in marketing materials for the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Selling Entities or the reputation or goodwill of the Selling Entities.

(c)               Notwithstanding any other provision set forth herein or in any other agreement between the Selling Entities and Buyer (or, in each case, their Affiliates), the Selling Entities agree that Buyer may share non-public or confidential information regarding the Assets and the Assumed Liabilities with the Debt Financing Sources, and that Buyer, its Affiliates and such Debt Financing Sources may share such information with potential financing sources in connection with any Marketing Efforts (including any syndication) in connection with the Debt Financing; provided that the recipients of such information shall be treated as “Representatives” of Buyer pursuant to the Confidentiality Agreement.

Section 7.10.         Section 1113 Collective Bargaining Agreement Modification. Between the date of this Agreement and the Closing, the Selling Entities shall seek to reject or modify each Collective Bargaining Agreement governing the terms and conditions of any Company Employees, in each case pursuant to Section 1113 of the Bankruptcy Code; provided that any modification to a Collective Bargaining Agreement shall be in a manner acceptable, in form and substance, to Buyer in its sole discretion. To the extent that any such Collective Bargaining Agreement would expire prior to the Closing, the applicable Selling Entity with the written consent of Buyer will use commercially reasonable efforts to extend the terms of any such Collective Bargaining Agreement, but only to the extent such extension is necessary in order for such Collective Bargaining Agreement to be rejected, or modified in a manner acceptable, in form and substance, to Buyer, under Section 1113 of the Bankruptcy Code.

Section 7.11.         Additional Selling Entities. If, at any time after the date of this Agreement either Party discovers that any of the rights, interests, properties, or other assets constituting the Assets is owned by a Subsidiary of Seller who is not a Selling Entity, Seller shall promptly cause such Subsidiary to become a Selling Entity hereunder as if an original party hereto, to deliver a joinder in form and substance reasonably acceptable to Buyer and, subject to Section 2.06, to promptly transfer (or cause to be transferred) such assets to Buyer. Prior to any such transfer, the applicable Subsidiary of Seller possessing any such asset will hold it in trust for the benefit of Buyer.

Section 7.12.         Public Announcements; Filings. No Selling Entity nor any of its Affiliates shall make any public announcement or issue any press release or make any filings at any time concerning this Agreement or any Transaction Document, any of the transactions contemplated hereby or thereby, or the Bankruptcy Case or any aspect thereof without the prior written approval of Buyer and without giving Buyer a meaningful opportunity to review and comment on any such proposed public announcement or press release. Notwithstanding the immediately preceding sentence, in the event a Selling Entity reasonably determines, on advice of counsel, that any such filing is required by the Bankruptcy Court, Seller shall give Buyer advance written notice of, and a meaningful opportunity (as practicable under the circumstances) to review and comment on, the proposed form and substance of any such filing. The Selling Entity whose proposed filing is the subject of review shall consider carefully and in good faith all comments timely received from Buyer and shall disclose only such information, and only to the minimal extent, as is required by the Bankruptcy Court.

Section 7.13.         Notification. From and after the date hereof through the Closing, the Selling Entities shall promptly notify Buyer in writing of the discovery by any Selling Entity of (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Selling Entities in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a breach of or an inaccuracy in any representation or warranty made by any Selling Entity in this Agreement if: (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of any Selling Entity and (d) any event, condition, fact or circumstance that could make the timely satisfaction of any of the conditions set forth in Article 9 or Article 10 impossible or unlikely; in each case, in respect of clauses (a), (b) or (c) hereof, if such breach, failure to be true or accurate or failure to comply has caused or could reasonably be expected to cause any condition to the obligations of Buyer to close not to be satisfied.

Section 7.14.         Open Purchase Orders. At least fourteen (14) days before Closing, but no more than twenty-one (21) days before Closing, Seller shall deliver to Buyer a true, complete and accurate detailed list of all open purchase orders with suppliers for any Acquired Inventory.

Article 8
Additional Agreements

Section 8.01.         Taxes.

(a)               Transfer Taxes. Buyer and Seller shall each be responsible for one-half of all documentary, stamp, transfer (including real property transfer), motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any interest, penalties and additions with respect to such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the party on whom Liability is imposed under the provisions of the Applicable Laws relating to such Transfer Taxes. Seller and Buyer will consult and cooperate on a reasonable basis in preparing and timely filing all Tax Returns with respect to any Transfer Taxes and will cooperate on a reasonable basis and otherwise take commercially reasonable efforts to obtain any available exemptions from or reductions in such Transfer Taxes. To the extent Seller or any of its Subsidiaries is required by Applicable Law to pay any Transfer Taxes to a Tax Authority (including pursuant to a post-Closing adjustment or Order), Buyer will remit an amount equal to such Transfer Taxes to Seller not less than five (5) Business Days prior to the due date for such payment.

(b)               Property Taxes. Buyer shall be responsible for and pay, or shall promptly reimburse Seller for their payment of on or prior to the Closing Date, all Taxes attributable to the ownership or operation of the Assets for any Post-Closing Tax Period (or portion thereof), except to the extent such amounts are included in Acquired Prepayments; provided, however, that the amount of any such reimbursement shall be reduced to the extent Buyer or its Affiliates are liable for or have paid Taxes attributable to the ownership or operation of the Assets for any Pre-Closing Tax Period (or portion thereof). If Seller makes a payment for which it is entitled to reimbursement under this Section 8.01(b), Buyer will make such reimbursement promptly after Seller present a statement stating the amount of reimbursement to which Seller is entitled along with supporting evidence (and in no event later than thirty (30) days thereafter). Except as provided in this Section 8.01(b), Seller shall be responsible for and pay all other Taxes imposed on Seller and its Subsidiaries. In the case of any Straddle Period, (i) all Property Taxes for any such period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis and (ii) all other Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as if the Pre-Closing Tax Period ended at the close of business on the Closing Date.

(c)               Cooperation and Audits. Buyer and its Affiliates, and Seller and its Affiliates will cooperate on a reasonable basis with each other regarding Tax matters governed by this Agreement and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement and the filing of Tax Returns until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

Section 8.02.         Allocation of Purchase Price.

(a)               The Purchase Price (plus any Assumed Liabilities and other amounts properly taken into account under the Code) shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Buyer shall use commercially reasonable efforts to deliver the Allocation to Seller within one hundred eighty (180) days after the Closing Date for Seller’s review and comment, and Buyer shall consider in good faith any reasonable comments submitted by Seller.

(b)               (i) Seller and Buyer will report, act and file (and will cause their respective Affiliates to report, act and file) Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Allocation and (ii) neither Seller nor Buyer will take any position (or will allow any of their respective Affiliates to take any position) (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation, except, in each case, to the extent otherwise required by Applicable Law.

Section 8.03.         Assigned Contracts; Adequate Assurance and Performance.

(a)               With respect to each Assigned Contract, Buyer will deliver within twenty-four (24) hours of being declared by Seller as the Successful Bidder information it believes to be sufficient to demonstrate Buyer’s adequate assurance of the future performance by Buyer of each such Assigned Contract as required under Section 365 of the Bankruptcy Code, which information Seller or if applicable, Seller’s Subsidiaries, will be permitted to disseminate to any Third Party that is a party to any 365 Contract. In the event Buyer cannot demonstrate adequate assurance of future performance with respect to an Assigned Contract, at Buyer’s election, such Assigned Contract shall become an Excluded Contract.

(b)               From and after Closing, Buyer will pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

(c)               Without limiting the provisions of Section 8.03(a), Buyer acknowledges that neither Seller nor any Subsidiary of Seller will have any duty to maintain any bonds, letters of credit, guarantees, cash deposits or insurance to secure performance or payment under any Assigned Contracts (collectively, “Seller Credit Obligations”) after the Closing or otherwise with respect to the Business.

Section 8.04.         Employee Matters.

(a)               Transferred Employees. Prior to Closing, Buyer shall offer employment to (i) each Company Employee whose primary work location is at or who is otherwise primarily and directly related to or whose employment primarily supports any Facility or the Acquired Business and (ii) all Company Employees whose costs are charged to one of the corporate or Fresh Dairy Direct cost centers other than any such Company Employees identified by Buyer at least fourteen (14) days prior to Closing, in each of the cases of clauses (i) and (ii) above, to the extent such employee is an employee of a Selling Entity and remains employed by such Selling Entity immediately prior to the Closing on employment terms as Buyer may determine in its sole discretion. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”

(b)               Seller Benefit Plan Liabilities. Prior to the Closing, Buyer and the Selling Entities will, or will cause their respective Subsidiaries to, take such actions as are reasonably necessary to cause the Assumed Plan Liabilities to transfer to Buyer and to facilitate Buyer’s assumption of such Assumed Plan Liabilities, in each case effective as of the Closing.

(c)               Collective Bargaining Agreements. Buyer does not accept or assume any Collective Bargaining Agreements to which Seller or any of its Subsidiaries is a party to or subject to, and expressly declines to be bound by or accept the terms of any such Collective Bargaining Agreements, and all successor obligations under any Collective Bargaining Agreement are for the avoidance of doubt Excluded Liabilities for purposes of this Agreement, unless any such Collective Bargaining Agreement is designated as a Desired 365 Contract after being modified in a manner acceptable to Buyer pursuant to Section 1113 of the Bankruptcy Code, which in no event will include Buyer contributing to, being a successor to Seller for purposes of, or having any Liabilities with respect to, a Multiemployer Plan. Other than the Assumed Plan Liabilities, Buyer shall not be obligated to, and does not, accept or adopt any wage rates, employee benefits, employee policies, or any other terms and conditions of employment. Any successor liability with respect to any Seller Benefit Plan (including any Multiemployer Plan) other than any Assumed Plan Liabilities is for the avoidance of doubt an Excluded Liability.

(d)               No Obligations. No provision in this Section 8.04 or otherwise in this Agreement, whether express or implied, will (i) create any third-party beneficiary or other rights in any current or former Company Employee (including any beneficiary or dependent thereof), any other participant in any Seller Benefit Plan or any other Person; (ii) create any rights to continued employment with Seller, Buyer or any of their respective Subsidiaries or Affiliates or in any way limit the ability of Seller, Buyer or any of their respective Subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Seller Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Seller, Buyer or any of their respective Subsidiaries or Affiliates.

(e)               Accrued Wages and Paid Time Off. To the extent not required by Applicable Law to be paid by a Selling Entity to the Transferred Employees upon termination of employment, then Buyer shall assume and recognize as Assumed Liabilities with respect to each Transferred Employee any accrued but unpaid salary or wages, accrued but unpaid bonuses or incentives under the STI Plan and accrued but unused PTO for periods prior to the Closing Date, all of which the Parties acknowledge are to be included as Current Liabilities in Net Working Capital. To the extent that Applicable Law requires a Selling Entity to pay accrued and unpaid salary, wages and PTO, upon termination of employment, then each Selling Entity shall as soon as administratively practicable following the Closing Date or as required by Applicable Law, but in no event later than thirty (30) days following the Closing Date pay each Transferred Employee all earned but unpaid salary, wages, short-term incentives and accrued but unused PTO as of the Closing Date.

Section 8.05.         Post-Closing Books and Records.

(a)               Until the earlier of the liquidation and winding up of each Selling Entity’s estate and two years after the Closing Date, (i) Buyer will use commercially reasonable efforts not to dispose of or destroy any of the Acquired Records and (ii) Buyer will allow such Selling Entity (including, for clarity, any trust established under a Chapter 11 plan of such Selling Entity or any other successors of such Selling Entity) and any of its respective directors, officers, employees, counsel, Representatives, accountants and auditors reasonable access during normal business hours, upon reasonable advance notice, to any Acquired Records for purposes relating to the Bankruptcy Cases, the wind-down of the operations of such Selling Entity or any such trusts or successors and such Selling Entity (including any such trust or successors) and such directors, officers, employees, counsel, Representatives, accountants and auditors will have the right to make copies of any such Records for such purposes (at its sole cost and expense). Until the liquidation and winding up of each Selling Entity’s estate, such Selling Entity may keep a copy of the Acquired Records. Except as required by Applicable Laws or to the extent required to enforce its rights with respect to the Excluded Liabilities, from and after the Closing, the Selling Entities will keep confidential and not use the Records that would have been included in the Acquired Records but for the failure to obtain a material third-party consent or any Records to which it has access under this Section 8.05, except for the use thereof as expressly permissible hereunder; provided, however, that if practicable and permitted by Applicable Law, such disclosing Selling Entity shall provide Buyer with prompt written notice of any such requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.05, and provided further that such disclosing Selling Entity shall reasonably cooperate with Buyer in seeking such a protective order and/or other appropriate remedy.

(b)               Until the earlier of the liquidation and winding up of each Selling Entity’s estate and ten years after the Closing Date, (i) each Selling Entity will use commercially reasonable efforts not to dispose of or destroy any of the Records within its possession or control and (ii) each Selling Entity will allow Buyer and any of its respective directors, officers, employees, counsel, Representatives, accountants and auditors reasonable access during normal business hours, upon reasonable advance notice, to any such Records for any purpose relating to the Business or any Assets or in connection with the performance of services under the Transition Services Agreement and Buyer and such directors, officers, employees, counsel, Representatives, accountants and auditors will have the right to make copies of any such Records for such purposes (at its sole cost and expense). Buyer may keep any such copies. Except as required by Applicable Laws or stock exchange requirement or to the extent required to enforce its rights with respect to the Assumed Liabilities, from and after the Closing, Buyer will keep confidential and not use the Records to which it has access under this Section 8.05, except for the use thereof as expressly permissible hereunder; provided, however, that if practicable and permitted by Applicable Law, Buyer will provide Seller with prompt written notice of any such requirement so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.05, and provided further that such Buyer shall reasonably cooperate with Buyer in seeking such a protective order and/or other appropriate remedy.

(c)               In the event any Party desires to destroy any such Records prior to the time during which they must be maintained pursuant to this Section 8.05, such Party will first give thirty (30) days’ prior written notice to the other Party and such other Party will have the right at their option and expense, upon prior written notice given within such thirty- (30-) day period to the Party desiring to destroy such Records or records, to take possession of such Records within sixty (60) days after the date of such notice, or such shorter period as the liquidation and winding up of each applicable Selling Entity’s estate will permit, if applicable.

Section 8.06.         Cessation of Use of Trademarks(a). Except as otherwise permitted in the Buyer Out-License Agreement and as set forth in this Section 8.06, each Selling Entity agrees that it shall cease use of all Acquired Intellectual Property at Closing. As soon as practicable after Closing, but in no event longer than two (2) weeks after the Closing Date, Seller shall, and shall cause each of its Subsidiaries to, (a) take all action necessary to change the name of all such entities that includes a Restricted Name to a name that is not confusingly similar to any Restricted Name, (b) take all actions and execute all documents as may be necessary to evidence any such name changes, (c) cease and discontinue all uses of the Restricted Names, and (d) eliminate the Restricted Names from, revise, or otherwise permanently obscure the Restricted Names on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing such Restricted Names) owned or controlled by any Seller or any of its Subsidiaries, including any signage at the Excluded Facilities. Without limiting the generality of the foregoing, during such two (2) week period, Seller and each of its Subsidiaries shall take all such other action as may be reasonably necessary to dissociate such entities and its Affiliates with the business conducted at such facilities, buildings and plant after the Closing.

Section 8.07.         Removal of Excluded Assets. Each Selling Entity shall remove all Excluded Assets, including the Excluded Inventory, from the Facilities and other Acquired Real Property within thirty (30) days after the Closing Date. Such removal shall be at the sole cost and risk of such Selling Entity, including risk of loss and damage to the Excluded Assets. Buyer shall have no liability to any Selling Entity with respect to such removal and transportation. Seller shall be responsible for all repairs to the affected Acquired Real Property due to damage caused by any Selling Entity and their employees and agents in connection with the removal of the Excluded Assets. Buyer shall allow the applicable Selling Entity’s employees and agents such access to the facilities, building and plants as such Selling Entity may reasonably request in order to enable such Selling Entity to comply with its obligations under this Section 8.07. In the event that any Excluded Inventory is not removed from the Facilities or other Acquired Real Property within such thirty- (30-) day period, such Excluded Inventory shall become the property of Buyer. There will be no adjustment in the Purchase Price as a result of any such change in designation. To the extent any such Excluded Inventory becomes the property of Buyer the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.

Section 8.08.         Title Matters. The Selling Entities will deliver, or cause to be delivered, to Buyer, at or as promptly as practicable but in any event at least thirty (30) days prior to the Closing, (i) copies of existing surveys, legal descriptions and title policies relating to the Owned Real Property in each case, in any Selling Entities’ possession or control, (ii) such bills of sale, deeds, endorsements, assignments and other customary instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request in order to vest in Buyer all of the applicable Selling Entity’s right, title and interests in, to or under any or all Acquired Real Property, in each case, in any Selling Entities’ possession or control, and (iii) such ordinary and customary documents (including any factually accurate affidavits) as may be reasonably required by any title company or title insurance underwriter to enable Buyer to acquire, at Buyer’s sole election and sole cost and expense, one or more owner policies of title insurance issued by such title company covering any or all of the Owned Real Property.

Section 8.09.         Insurance Access. Following the Closing Date, with respect to any actions, inactions, events, omissions, conditions, facts, circumstances, losses, damages and Liabilities which occurred or are alleged to have occurred, or were incurred or claimed to have been incurred, with respect to the Assets or the Assumed Liabilities prior to the Closing Date, Seller will provide Buyer with access to, and Buyer may, upon prior written notice to Seller, make claims under Seller’s and its Subsidiaries’ third-party insurance policies (excluding any self-insurance policies or programs, or any insurance policies or programs that are substantially similar in effect to self-insurance) that are “occurrence based” insurance policies in place immediately prior to the Closing (each such policy, an “Available Insurance Policy”); provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any restrictions on coverage or scope, any deductibles, retentions or self-insurance provision, and any fees, costs, or other expenses, and shall be subject to the following additional conditions:

(a)               In the event that an Available Insurance Policy does not permit Buyer access thereto, or the right to make a claim thereunder, Seller shall make the applicable claim on Buyer’s behalf, and pay over any recovery to Buyer, under such Available Insurance Policy as contemplated by this Section 8.09;

(b)               Any recovery under any Available Insurance Policy shall be net of all premium increases, fees and expenses reasonably incurred by Seller or any of its Subsidiaries to the extent resulting from any access to, or any claims made by Buyer or any of its Affiliates under, any Available Insurance Policy, including any reasonable legal fees and allocated claims, expenses or claim handling fees, whether such claims are made by Buyer, its Affiliates or its or their respective Representatives;

(c)               Claims made by Buyer pursuant to this Section 8.09 will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, or self-insurance provisions under the Available Insurance Policies. With respect to any deductibles, retentions or self-insurance provisions described in the immediately preceding sentence that require a payment by Seller or any of its Subsidiaries, Buyer shall reimburse Seller or such Subsidiary for such payment; and

(d)               Without limiting Buyer’s right to make claims directly against the applicable insurance policies, in no event shall any Selling Entity be required to provide Buyer access under this Section 8.09 after such entity’s Bankruptcy Case has been closed.

Section 8.10.         Collection of Accounts Receivable.

(a)               As of the Closing Date, each Selling Entity hereby (i) authorizes Buyer to open any and all mail addressed to any Selling Entity relating to the Assets and delivered to Buyer if received on or after the Closing Date and (ii) appoints Buyer or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Closing Date with respect to accounts receivable relating to products sold by Buyer after the Closing made payable or endorsed to any Selling Entity or Selling Entity’s order, for Buyer’s own account.

(b)               As of the Closing Date, each Selling Entity agrees that any monies, checks or negotiable instruments received or identified by any Selling Entity after the Closing Date with respect to accounts receivable relating to products sold by Buyer after the Closing, as the case may be, shall be held in trust by such Selling Entity for Buyer’s benefits and accounts, not commingled with other funds of such Selling Entity, and promptly upon receipt by a Selling Entity of any such payment, such Selling Entity shall pay over to Buyer the amount of such payments without any right of set-off or reimbursement. In addition, Buyer agrees that, after the Closing, it will hold and will promptly transfer and deliver to Seller, from time to time as and when received or identified by Buyer or its Affiliates, any cash, checks with appropriate endorsements, payment of an account, trade, note receivable or other payment or property or assets that Buyer or its Affiliates may receive or identify on or after the Closing which properly belongs to the Selling Entities as an Excluded Asset.

(c)               As of the Closing Date, Buyer shall have the sole authority to bill and collect accounts receivable relating to products sold by Buyer after the Closing.

Section 8.11.         Right of First Refusal. For so long as Seller or any of its Affiliates owns the Berkeley Facility, Buyer shall have a right of first refusal (the “ROFR”) to acquire, for no additional consideration, any Excluded Intellectual Property, Excluded Records, Excluded Contracts and any of the other assets (including any Intellectual Property and Records, but excluding any interests in real property) located at or on or in the immediate vicinity of the Berkeley Facility or primarily related to or used (or held for use) in connection with the use, ownership or operation of the Berkeley Facility (including the business of such facility) as historically used, owned or operated (all such assets, the “ROFR Assets”) on and subject to the following provisions.

(a)               In the event that Seller or any of its Affiliates (i) desires to abandon, shut-down, close or otherwise wind-down the business supported by or conducted at the Berkeley Facility (a “Wind Down”) or (ii) receives a bona fide offer from a third party regarding a potential sale, transfer or other transaction involving all or any portion of the Berkeley Facility or any rights therein (a “Third-Party Offer”), Seller shall promptly, and in any event prior to disclosing the same to any customer, supplier, personnel or other Third Party, notify Buyer in writing of such Wind Down or Third-Party Offer (the “ROFR Notice”), which notice shall (A) specifically identify all the material ROFR Assets, (B) in the event of a Wind Down, include Seller’s expected timing within which Seller or its applicable Affiliate expects to Wind Down the Berkeley Facility and (C) in the event of a Third-Party Offer, set forth all material terms and details of the Third-Party Offer. Without limiting the foregoing, the ROFR Notice must be delivered (x) in the event of a Wind Down, at least ninety (90) days prior to commencing any Wind Down procedures or (y) within ten (10) days of receiving a Third-Party Offer and in any event at least forty five (45) days prior to entering into a binding, definitive agreement with any third-party. If Buyer desires to acquire all or any of the ROFR Assets identified in the ROFR Notice, Buyer shall so notify Seller in writing (the “ROFR Exercise Notice”) within forty-five (45) days of receipt of the ROFR Notice (the “ROFR Exercise Notice Period”). If Buyer timely exercises the ROFR with respect to the ROFR Assets within the time frame described above, then within forty-five (45) days after the Seller’s receipt of the ROFR Exercise Notice, the parties will, acting diligently and in good faith negotiate and enter into a purchase and sale agreement on terms reasonably acceptable to Buyer and Seller (which shall contain a due diligence period of at least thirty (30) days).

(b)               For the avoidance of doubt, and notwithstanding the foregoing, in the event the Closing has not occurred prior to the expected closing of the purchase of any or all of the ROFR Assets in accordance with Section 8.11(a) (i) such closing shall occur simultaneously with the Closing, (ii) such purchase of the applicable ROFR Assets shall be considered part of the transactions contemplated by this Agreement and no separate purchase and sale agreement shall be necessary or required, and (iii) any such ROFR Assets proposed to be acquired pursuant to a ROFR Exercise Notice shall constitute an Asset for all purposes of this Agreement and shall not, notwithstanding anything herein to the contrary contained herein, constitute an Excluded Asset.

If Buyer either rejects or does not exercise the ROFR with respect to the ROFR Assets within the time period described above (in which event Buyer shall be deemed to have waived its ROFR with respect to the Berkeley Facility and ROFR Assets), then Seller shall be free to abandon, shut-down, close or otherwise wind-down the business supported by or conducted at the Berkeley Facility; provided, however, that if the Seller does not abandon, shut-down, close or otherwise begin the wind-down process for the Berkeley Facility within thirty (30) days of the earlier of (i) Buyer rejecting to exercise the ROFR or (ii) the expiration of the ROFR Exercise Notice Period, then the ROFR shall become effective again and all of the terms and provisions of this Section 8.11 shall apply to the Berkeley Facility.

(c)               For the avoidance of doubt, the ROFR shall terminate upon the consummation of any such sale of the Berkeley Facility to a third-party.

Section 8.12.         Cure Costs; Accrued Liabilities. On or prior to Closing, Seller shall pay, or shall cause to be paid, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, all Cure Costs relating to the Assigned Contracts as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order; provided, however, that, in the case of any Cure Costs payable to Buyer or its Subsidiaries (the “Buyer Cure Costs”), Buyer shall deduct the amount of such Buyer Cure Costs from the Base Purchase Price in accordance with Section 3.01(a), Buyer shall retain such amount for its own account, and such deduction and retention shall be deemed to satisfy Seller’s obligation to pay the Buyer Cure Costs to Buyer or its Subsidiaries under this Section 8.12. Additionally, Seller shall pay, or shall cause to be paid, as they come due (whether prior to or after Closing), any accrued liabilities arising under any Assigned Contracts attributable to, arising during or related to any pre-Closing period.

Article 9

Conditions Precedent to Obligations of Buyer to Close

The obligation of Buyer to consummate the Closing is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing by Buyer, at or prior to the Closing, of each of the following conditions:

Section 9.01.         Accuracy of Representations. (a) The representations and warranties of the Selling Entities contained in Article 5, without giving effect to any qualifications or exceptions as to “materiality” or “Material Adverse Effect” set forth therein, will be true and correct in all material respects at and as of the Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and (b) Buyer will have received a certificate of each Selling Entity to such effect signed by a duly authorized officer thereof.

Section 9.02.         Selling Entities’ Performance. (a) No Selling Entity will have breached or failed to comply in any material respect with the covenants and obligations that such Selling Entity is required to perform pursuant to Section 7.01(a), Section 7.05, Section 7.09, and Section 7.14 prior to the Closing, (b) no Selling Entity will have breached or failed to comply with any of the other covenants and obligations that such Selling Entity is required to perform pursuant to this Agreement prior to the Closing, and (c) Buyer will have received a certificate of each Selling Entity to the effect of clauses (a) and (b) signed by a duly authorized officer thereof.

Section 9.03.         Seller’s Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.04 will have been delivered (or the applicable Selling Entity will make such deliveries at the Closing).

Section 9.04.         Material Adverse Effect. There shall have been no event, condition, circumstance, development, change or effect that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 9.05.         Collective Bargaining Agreements. The Bankruptcy Court shall have entered an order approving (a) the rejection of each Collective Bargaining Agreement (other than any such agreement solely and exclusively related to an Excluded Facility) or (b) the modification of each Collective Bargaining Agreement (other than any such agreement solely and exclusively related to an Excluded Facility) in a manner acceptable, in form and substance, to Buyer, in each case, pursuant to Section 1113 of the Bankruptcy Code, and the order approving each such rejection or modification shall have become a Final Order.

Section 9.06.         Environmental Matters. There shall not have been any undisclosed environmental liability that arises at any Facility that cannot be an Excluded Liability under Applicable Law, which Buyer estimates, in good faith, to be in excess of $5 million.

Article 10

Conditions Precedent to the Obligation of Buyer and the Selling Entities

The respective obligations of Buyer and the Selling Entities to consummate the Closing are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in a joint writing by Buyer and the Selling Entities, at or prior to the Closing, of each of the following conditions:

Section 10.01.     No Order. There will not be in effect any Order by any Governmental Authority of competent jurisdiction prohibiting the Closing.

Section 10.02.     Sale Order. The Bankruptcy Court will have entered the Bidding Procedures Order and Sale Order, and each of such orders will be Final Orders in full force and effect and will not have been stayed or vacated; provided, however, that the condition that such orders be a Final Order may be waived by Buyer unilaterally and in its sole discretion.

Section 10.03.     Antitrust Laws. All waiting periods applicable to the transactions contemplated by this Agreement under the applicable Antitrust Laws will have expired or early termination will have been granted.

Section 10.04.     Successor Liability. The Sale Order shall provide that no successor liability, including any successorship obligations under any Collective Bargaining Agreement, any successor liability with respect to any Multiemployer Plan and/or with respect to any Seller Benefit Plan other than Assumed Plan Liabilities, shall be transferred to Buyer.

Article 11

Conditions Precedent to the Obligation of the Selling Entities to Close

The Selling Entities’ obligation to consummate the Closing is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing by Seller, at or prior to the Closing, of each of the following conditions:

Section 11.01.     Accuracy of Representations. (a) The representations and warranties of Buyer contained in Article 6, without giving effect to any qualifications or exceptions as to “materiality” or “material adverse effect” set forth therein, will be true and correct in all material respects at and as of the Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and (b) Seller will have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

Section 11.02.     Buyer’s Performance. (a) Buyer will not have breached its covenants that it is required to perform pursuant to this Agreement prior to the Closing, and (b) Seller will have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

Section 11.03.     Buyer’s Deliveries. Each of the deliveries required to be made to Seller pursuant to Section 4.03 will have been delivered (or Buyer will make such deliveries at the Closing).

Article 12

Termination

Section 12.01.     Termination Events. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)               by mutual written agreement of Seller and Buyer;

(b)               by written notice of either Seller or Buyer to such other Party if:

(i)                 Buyer is not the Successful Bidder or is not or has not agreed to be the Alternate Bidder at the Auction;

(ii)              the Closing has not occurred by the close of business on June 1, 2020 (the “Outside Date”); provided, if all conditions specified in Articles 9, 10 and 11 have been satisfied or waived as of the initial Outside Date (or, with respect to those conditions which, by their nature can only be satisfied at the Closing, would reasonably be capable of satisfaction as of such date), other than the conditions set forth in Section 10.03 and Section 10.01 (if the Order relates to the matters referenced in Section 10.03), then the Outside Date shall be further extended to September 1, 2020 (the “First Extended Outside Date”), if Buyer notifies Seller in writing on or prior to the initial Outside Date of its election to extend the Outside Date to such date (such election shall be at Buyer’s sole discretion); provided, further, the Outside Date shall be further extended to December 1, 2020 if Buyer notifies Seller in writing on or prior to the First Extended Outside Date of its election to extend the Outside Date to such date (such election shall be at Buyer’s sole discretion); provided, further, that a Party may not terminate this Agreement pursuant to this Section 12.01(b)(ii) if such Party is in material breach of any of its representations, warranties, covenants or agreements contained herein and such material breach is the primary cause that the Closing has not occurred by the Outside Date (as may be extended); provided, further, that if the Marketing Period has begun but not completed by the Outside Date, then Buyer may elect, in its sole discretion, to extend the Outside Date to the last day of the Marketing Period;

(iii)            there is in effect a Final Order by any court of competent jurisdiction in the United States restraining, enjoining or otherwise prohibiting the Closing; provided that a Party may not terminate this Agreement pursuant to this Section 12.01(b)(iii) if such party is in material breach of any of its representations, warranties, covenants or agreements contained herein and such material breach is the primary cause or grounds for such Final Order;

(iv)             (A) Seller enters into a definitive agreement providing for a Superior Proposal, and Buyer is not or has not agreed to be the Alternate Bidder at the Auction, or (B) Seller enters into a definitive agreement providing for a Superior Proposal, Buyer is the Alternate Bidder (and has agreed to be the Alternate Bidder) at the Auction, and the closing of the sale of the relevant Assets to the Successful Bidder pursuant to such Superior Proposal has occurred; or

(v)               if, after their respective entry, either the Bidding Procedures Order or Sale Order ceases to be in full force and effect.

(c)               so long as Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein, by Buyer by written notice to Seller if:

(i)                 (A) any Selling Entity breaches any representation or warranty or any covenant or agreement contained in this Agreement, (B) such breach would result in a failure of a condition set forth in Article 9 or Article 10 and (C) such breach has not been cured by the earlier of (1) ten (10) Business Days after the giving of written notice by Buyer to Seller of such breach and (2) the Outside Date; or

(ii)              any Selling Entity (x) files a motion (without Buyer’s consent) to have the Bankruptcy Court enter an Order dismissing or converting the Bankruptcy Cases into cases under Chapter 7 of the Bankruptcy Code or appointing a trustee in the Bankruptcy Cases or appointing an examiner with enlarged power related to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or the occurrence of any of the foregoing, or (y) announces its intention to, or files a motion to, pursue or enter into any Superior Proposal (unless Buyer has agreed to be the Alternate Bidder) or other transaction that would make the consummation of the transaction contemplated by this Agreement or the satisfaction of any conditions herein impossible;

(d)               so long as no Selling Entity is in material breach of any of its representations, warranties, covenants or agreements contained herein, by Seller by written notice to Buyer if (i) Buyer breaches any representation or warranty or any covenant or agreement contained in this Agreement, (ii) such breach would result in a failure of a condition set forth in Article 10 or Article 11 and (iii) such breach has not been cured by the earlier of (A) ten (10) Business Days after the giving of written notice by Seller to Buyer of such breach and (B) the Outside Date;

(e)               by Seller by written notice to Buyer if Buyer fails to consummate the transactions contemplated hereby, including payment of the Closing Payment Amount, the Customer Deductions Escrow Amount and the Adjustment Escrow Amount, as and when required by Article 4 hereof;

(f)                by Buyer by written notice to Seller if the Bidding Procedures Order is not entered by March 13, 2020 or the Sale Order is not entered by May 20, 2020;

(g)               by Buyer by written notice to Seller, if any creditor of a Selling Entity or its Affiliates obtains relief from the stay to foreclose on, or otherwise take possession of, a material portion of the Assets;

(h)               by Buyer by written notice to Seller if:

(i)                 commencing January 17, 2020 and on each second Friday thereafter, the DIP Actual Operating Disbursements Amount for the DIP Cumulative Period exceeds 120% of the DIP Budgeted Operating Disbursements Amount for such DIP Cumulative Period, without giving effect to any updates, modifications, or supplements to, or forbearances or waivers with respect to, the then-current DIP Budget; or

(ii)              commencing January 17, 2020 and on each second Friday thereafter, the DIP Actual Operating Cash Receipts for the DIP Cumulative Period are less than eighty-five percent (85%) of the DIP Budgeted Operating Cash Receipts as set forth in the DIP Budget for such DIP Cumulative Period, without giving effect to any updates, modifications, or supplements to, or forbearances or waivers with respect to, the then-current DIP Budget;

(i)                 by Buyer by written notice to Seller upon the occurrence of either an Event of Default (as defined in the DIP Credit Agreement) or the Termination Date (as defined in the DIP Order, as applicable); and/or

(j)                 by Buyer by written notice to Seller if all of the Final Exhibits and Schedules are not finalized and agreed to by the Parties in accordance with Section 14.18, by 5:00 pm Eastern Standard Time on the fifth (5th) Business Day before the hearing to approve the Bidding Procedures.

Section 12.02.     Effect of Termination. In the event of a valid termination of this Agreement by Buyer or the Selling Entities pursuant to this Section 12.02, all rights and obligations under this Agreement will terminate without any Liability of any Party or Person to any other Party or Person; provided that, subject to Section 3.02 and Section 14.07 (if applicable), nothing herein will relieve any Party from Liability for any failure to consummate the transactions contemplated hereby when required pursuant to this Agreement or any willful and material breach of this Agreement prior to such termination; and provided, further, that the provisions of this Section 12.02, Section 12.03, Section 3.02, Section 7.01(b), and Section 14.07 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1 and Article 14) will survive the termination of this Agreement.

Section 12.03.     Procedure Upon Termination. In the event of termination pursuant to Section 12.01, the terminating Party must give written notice thereof, specifying the provision pursuant to which the Agreement is being terminated, to the other Party, and this Agreement will terminate (subject to Section 12.02) and the purchase of the Assets hereunder will be abandoned without further action by Buyer or Seller.

Article 13

INDEMNIFICATION

Section 13.01.     Indemnification by Selling Entities. Subject to the limitations set forth in this Article 13, from and after the Closing, until the six (6) month anniversary of the Closing Date, each Selling Entity shall, severally and jointly, indemnify and hold harmless Buyer and Buyer’s directors, managers, officers, employees, Affiliates, direct and indirect partners, cooperative members, equity holders, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages incurred or suffered buy any Buyer Indemnified Party in connection with, related to or arising out of any claim or demand by any Person with respect to any Customer Deductions, but excluding any rebates payable by check or wire transfer that are Current Liabilities (a “Customer Deductions Claim”). For the avoidance of doubt, any payment Buyer, in its sole discretion, elects to make to any Person who has made a Customer Deductions Claim or who takes or threatens to take an adverse action in connection with such a deduction or chargeback shall be deemed indemnifiable Damages for purposes of this Article 13.

Section 13.02.     Payment of Claims. In the event of any bona fide claim for indemnification hereunder, Buyer shall notify Seller thereof in writing and, upon presentation by Buyer to the Escrow Agent of a certified statement of the Customer Deductions Claim, in reasonable detail, and evidence of payment of such Customer Deductions Claim, the Escrow Agent shall disburse to Buyer from the then-remaining Customer Deductions Escrow Amount the aggregate Damages incurred by Buyer in connection with such Customer Deductions Claim.

Section 13.03.     Release of Customer Deductions Escrow Funds. Upon the six (6) month anniversary of the Closing Date, the Buyer shall cause the Escrow Agent, in accordance with the terms of the Escrow Agreement, to pay by wire transfer of immediately available funds to the account designated by Seller, the then-remaining balance, if any, of the Customer Deductions Escrow Amount less the amount of any pending claim of indemnification made by Buyer in accordance with this Article 13 prior to the six (6) month anniversary of the Closing Date.

Article 14

GENERAL PROVISIONS

Section 14.01.     No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other Transaction Document delivered by any Party pursuant to this Agreement will terminate upon and not survive the Closing and there will be no Liability thereafter in respect thereof. Each Party’s covenants and other agreements contained in this Agreement will terminate upon the Closing, except the Post-Closing Covenants applicable to such Party, which will survive the Closing until the earlier of (a) performance of such Post-Closing Covenant in accordance with this Agreement or (b)(i) if time for performance of such Post-Closing Covenant is specified in this Agreement, ninety (90) days following the expiration of the time period for such performance, or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant will survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

Section 14.02.     Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by email (with read receipt received), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (d) when received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and Representatives (if applicable) set forth below (or to such other addresses and Representatives as a Party may designate by notice to the other Parties):

(i)             If to any Selling Entity, then to:

Dean Foods Company

2711 North Haskell Avenue, Suite 3400

Dallas, TX 75204

Attn: Office of the General Counsel

E-mail: kristy_waterman@deanfoods.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

Attn:      Louis Goldberg

Brian Resnick

Harold Birnbaum

450 Lexington Avenue

New York, NY 10017

E-mail:   louis.goldberg@davispolk.com

brian.resnick@davispolk.com

harold.birnbaum@davispolk.com

(ii)            If to Buyer:

Dairy Farmers of America, Inc.

Attn: Alex Bachelor, Executive Vice President, Administration and Chief Legal Officer

1405 North 98th Street,

Kansas City, Kansas 66111

E-mail: abachelor@dfamilk.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

Attn: Philip Rossetti

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

E-mail: philip.rossetti@lw.com

and with a copy (which will not constitute notice) to:

Latham & Watkins LLP

Attn: Thomas Malone

885 Third Avenue

New York, NY 10022-4834

E-mail: thomas.malone@lw.com

Section 14.03.     Waiver. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any right of the party hereto that gives such notice or demand to take further action without notice or demand.

Section 14.04.     Entire Agreement; Amendment. This Agreement (including the Schedules, Disclosure Schedules and the Exhibits), the other Transaction Documents and the Confidentiality Agreement supersede all prior agreements between Buyer and the Selling Entities with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer and the Selling Entities with respect to the subject matter hereof and thereof. Except as permitted under Section 2.05(c) or Section 2.07, this Agreement, including all exhibits hereto, may not be amended, modified or supplemented, or the terms hereof waived, except by a written agreement executed by all of the Parties. Notwithstanding the foregoing, this Section 14.04, Section 14.12 and Section 14.16, in each case to the extent the proposed amendment to any such Section is adverse to any Debt Financing Source, may not be amended without the consent of such Debt Financing Source.

Section 14.05.     Assignment. This Agreement, and the rights, interests and obligations hereunder, may not be assigned by any Party (by operation of law or otherwise) without the express written consent of the other Parties; provided that this Agreement and the rights and obligations of Buyer hereunder may be assigned by Buyer, without the prior written consent of any Selling Entity, to one or more designees, so long as such person is designated in writing by Buyer to Seller prior to the Closing and Buyer continues to remain obligated in full hereunder; provided, further that Seller may assign some or all of its rights or delegate some or all of their obligations hereunder to successor entities pursuant to a plan of reorganization confirmed by the Bankruptcy Court. Any attempted or purported assignment in violation of this Section 14.05 will be deemed void ab initio.

This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 14.06.     Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability.

Section 14.07.     Expenses. Each of Seller, on the one hand, and Buyer, on the other hand, will bear its own respective expenses incurred in connection with the negotiation and execution of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; provided that (a) Buyer, on the one hand, and Seller on the other hand, shall each pay one half of all filing fees and expense of the Parties required in connection with any HSR Act filing or any other filing in connection with any Antitrust Laws and (b) Seller will pay all fees or expenses required to be paid to the Escrow Agent in connection with the Escrow Agreement. Notwithstanding the foregoing, (i) if this Agreement is validly terminated under Section 12.01(b)(i), Section 12.01(b)(iv), Section 12.01(b)(v), Section 12.01(c), Section 12.01(f), Section 12.01(g), Section 12.01(h) or Section 12.01(i), Seller will pay to Buyer the Break-Up Fee and the Expense Reimbursement, and (ii) if this Agreement is validly terminated under Section 12.01(b)(ii) or Section 12.01(b)(iii), Seller will pay to Buyer the Expense Reimbursement, in each case, within five (5) Business Days of the date of such termination (or, in the case of the Expense Reimbursement, if later, two (2) Business Days after the date on which Buyer provides Seller with reasonable documentation supporting Buyer’s request for reimbursement of its out-of-pocket costs and expenses hereunder). The Parties acknowledge and agree that in the event of a valid termination of this Agreement, upon the actual payment of the Break-Up Fee and/or the Expense Reimbursement to Buyer pursuant to this Section 14.07, such payment shall, notwithstanding anything to the contrary contained herein, be the sole and exclusive remedy of Buyer and its Affiliates against Seller in connection with such termination.

Section 14.08.     Specific Performance. The Parties agree that irreparable damage could occur in the event that any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement in accordance with its specified terms. Accordingly, and notwithstanding anything herein to the contrary, the Parties explicitly agree that:

(a)               Each Party will be entitled to seek an injunction or injunctions without proof of damages or posting a bond or other security to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, including specific performance of the covenants, promises or agreements contained in this Agreement or an Order enjoining the applicable Party from any threatened, or from the continuation of any actual, breach of such Party’s covenants, promises or agreements, in each case in this sentence, in addition to any other remedy to which the non-breaching Party is entitled at law or in equity; provided, that, the right any Party to seek specific performance or other equitable remedies solely in connection with enforcing the other Party’s obligation to consummate the Closing shall be subject to the requirement that (i) all of the conditions set forth in Article 9 and Article 10 with respect to Buyer, or Article 10 and Article 11 with respect to Seller or any Selling Entity, as applicable (in each case, other than conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at the Closing) have been satisfied or waived, and (ii) such Party has irrevocably confirmed that if specific performance is granted, then it would take such actions required of it by this Agreement to cause the Closing to occur. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude any Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

(b)               The rights of specific performance and other equitable relief to the extent explicitly set forth and granted in this Section 14.08 are an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement.

Section 14.09.     Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)               Except (i) to the extent the mandatory provisions of the Bankruptcy Code apply and (ii) except for any real or immovable property issues, which will be governed by and construed and enforced in accordance with the internal laws of the State in which such real or immovable property is located (without reference to the choice of law rules of such State), this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b)               Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding; provided that, if the Bankruptcy Cases are closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court or, if such court will not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and any appellate court from any thereof for the resolution of any such claim or dispute. The Parties each hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, the defense of an inconvenient forum to the maintenance of any such Proceeding. The Parties each consent to service of process by mail (in accordance with Section 14.02) or any other manner permitted by Applicable Law.

(c)               THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY OR SUCH PARTY’S REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

Section 14.10.     Counterparts. This Agreement and any amendment hereto may be executed in one (1) or more counterparts, each of which will be deemed to be an original of this Agreement or such amendment and all of which, when taken together, will constitute one and the same instrument. Notwithstanding anything to the contrary in Section 14.02, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by email attachment will be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

Section 14.11.     Parties in Interest; No Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon Buyer, Seller and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except that Section 14.12 is intended for the benefit of and is enforceable by the Party Affiliates; provided that in each case such party will be subject to all the limitations and procedures of this Agreement as if it were a Party hereunder. Notwithstanding the foregoing, the provisions of Section 14.04, this Section 14.11 and Section 14.16 shall be enforceable by the Debt Financing Sources and such Debt Financing Sources shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such persons were signatories to this Agreement.

Section 14.12.     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, and notwithstanding the fact that any party to any Transaction Document may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Persons that are expressly parties to each Transaction Document will have any obligation thereunder and that it has (on behalf of itself and its Subsidiaries) no rights of recovery thereunder against, and no recourse thereunder or in respect of any oral representations made or alleged to be made in connection therewith will be had against, any former, current or future Affiliate, incorporator, controlling Person, fiduciary, Representative, co-owner or equity holder of any Party (or any of their successors or permitted assignees) (other than a Party) (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Person against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Person under any Transaction Document or the transaction contemplated thereby, under any documents or instruments delivered contemporaneously therewith, in respect of any oral representations made or alleged to be made in connection therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 14.13.     Disclosure Schedules; Materiality. The inclusion of any matter in any Disclosure Schedule will be deemed to be a disclosure in all other Disclosure Schedules, without the need for repetition or cross reference, to the extent that the relevance of such disclosure to the other Disclosure Schedules is reasonably apparent on its face. The inclusion of any matter in any Disclosure Schedule will not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Disclosure Schedule will not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

Section 14.14.     Liquidating Trustee(i). If at any time Seller liquidates, its estate is converted to Chapter 7, or otherwise has a trustee or other Representative appointed by the Bankruptcy Court (as applicable, a “Trustee”), then (a) such Trustee will be bound to perform the obligations of Seller and will be entitled to exercise the rights of Seller under this Agreement, and (b) with respect to all of Seller’s or its Subsidiaries’ assets that are abandoned (if any) following the date hereof, Seller grants to such Trustee a power of attorney for purposes performing Seller’s obligations under Section 2.06 with respect to such abandoned assets. Seller acknowledges and agrees that the power of attorney granted to such Trustee (if any) pursuant to the foregoing clause (b) is coupled with an interest and will be irrevocable. Further, such power of attorney will also be granted to Buyer for purposes of performing Seller’s obligations under Section 2.06 with respect to such abandoned assets, as determined by Buyer, and in the event Buyer exercises such power of attorney, the Trustee will not commit any act or take any action that is inconsistent with such exercise by Buyer, except as requested in writing by Buyer.

Section 14.15.     Conflicts; Privileges.

(a)               It is acknowledged by each of the parties that Seller has retained Davis Polk & Wardwell LLP (“Davis Polk”) to act as its counsel in connection with this Agreement and the transactions contemplated hereby (the “Current Representation”), and that no other party has the status of a client of Davis Polk for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that after the Closing, Davis Polk may represent Seller or any of its Affiliates or any of their respective Representatives (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, and including for the avoidance of doubt any Proceeding between or among Buyer or any of its Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer or any of its Affiliates, and even though Davis Polk may have represented Buyer in a substantially related matter, or may be representing Buyer in ongoing matters. Buyer hereby waives and agrees not to assert (i) any claim that Davis Polk has a conflict of interest in any representation described in this Section or (ii) any confidentiality obligation with respect to any communication between Davis Polk and any Designated Person occurring during the Current Representation.

(b)               Buyer hereby agrees that all communications (whether before, at or after the Closing) between Davis Polk and any Designated Person that directly relate in any way to the Current Representation that are attorney-client privileged (the “Deal Communications”) and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct that may apply to such Deal Communications, belong to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or any of its Representatives.

(c)               Notwithstanding the foregoing, in the event that a dispute arises between Buyer, on the one hand, and a third party other than any Selling Entity, on the other hand, Buyer may assert the attorney-client privilege to prevent the disclosure of the Deal Communications to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of the Selling Entities (which such consent shall not be unreasonably withheld, conditioned or delayed). In the event that Buyer or any of its respective directors, officers, employees or other representatives is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall, to the extent legally permissible, (x) reasonably promptly notify the Selling Entities in writing (including by making specific reference to this Section 14.15(c)), (y) agree that the Selling Entities may seek a protective order and (z) use, at the Selling Entities’ sole cost and expense, commercially reasonable efforts to assist therewith.

Section 14.16.     Liability of Financing Sources. No Seller Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding the foregoing, nothing in this Section 14.16 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Debt Financing Source’s obligations to Buyer under the Debt Financing or any financing commitment in respect thereof.

Section 14.17.     Release.

(a)               Effective as of the Closing (but only if the Closing actually occurs), except for (i) any rights or obligations under this Agreement, the other Transaction Documents and the Confidentiality Agreement, (ii) any Assets acquired under or pursuant to this Agreement or the other Transaction Documents, and (iii) any Claims of the Buyer or any of its Affiliates against any Seller Released Party (as defined below) relating to transactions (whether pre-petition or post-petition) between the Buyer or any of its Affiliates, on the one hand, and any Selling Entity, on the other hand, in the ordinary course of business, Buyer, on behalf of itself and each of its Affiliates and each of its and their respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing, in each case claiming by, through, or under Buyer (collectively, the “Buyer Releasors”), hereby irrevocably and unconditionally releases and forever discharges each Selling Entity, each other Subsidiary of Seller, their respective Affiliates and each of the foregoing’s respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (each, a “Seller Released Party,” and collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, Proceedings, executions, Orders, duties, debts, dues, accounts, bonds, Liabilities, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) (collectively, “Causes of Action”), which any of the Buyer Releasors may have against any of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Selling Entities, the Assets, the Business or any action taken or failed to be taken by any of the Seller Released Parties in any capacity related to the Selling Entities, the Assets or the Business occurring or arising on or prior to the Closing Date; provided, however, that, notwithstanding the foregoing, no Seller Released Party shall be released or discharged by Buyer from any Cause of Action related to any act or omission that constitutes actual fraud, gross negligence, or willful misconduct. From and after the Closing and notwithstanding any applicable statute of limitations, Buyer will not and will use commercially reasonable efforts to cause each of the other Buyer Releasors not to, bring any action, suit or Proceeding against Seller or any of the other Seller Released Parties, whether at law or in equity, with respect to any of the rights or claims waived and released by Buyer on behalf of itself and the other Buyer Releasors hereunder.

(b)               Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement, the other Transaction Documents and the Confidentiality Agreement, each Selling Entity, on behalf of itself and each of its Affiliates and each of its and their respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing, in each case claiming by, through, or under such Selling Entity (collectively, the “Selling Entity Releasors”), hereby irrevocably and unconditionally releases and forever discharges Buyer, each Subsidiary of Buyer, their respective Affiliates and each of the foregoing’s respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (each, a “Buyer Released Party,” and collectively, the “Buyer Released Parties”) of and from any and all Causes of Action, which any of the Buyer Releasors may have against any of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to Buyer, the Assets, the Business or any action taken or failed to be taken by any of the Buyer Released Parties in any capacity related to the Buyer, the Assets or the Business occurring or arising on or prior to the Closing Date; provided, however, that, notwithstanding the foregoing, no Buyer Released Party shall be released or discharged by the Selling Entities from any Cause of Action related to any act or omission that constitutes actual fraud, gross negligence, or willful misconduct. From and after the Closing and notwithstanding any applicable statute of limitations, each Selling Entity will not and will use commercially reasonable efforts to cause each of the its Selling Entity Releasors not to, bring any action, suit or Proceeding against Buyer or any of the other Buyer Released Parties, whether at law or in equity, with respect to any of the rights or claims waived and released by a Selling Entity on behalf of itself and the other Selling Entity Releasors hereunder.

Section 14.18.     Final Schedules, Disclosure Schedules, Exhibits and Annexes. The Parties acknowledge that, as of the date of this Agreement, the Parties have not had sufficient opportunity to finalize the Schedules, Disclosure Schedules, Exhibits and Annexes identified in, required by or otherwise necessary under this Agreement (collectively, once finalized and agreed by the Parties in accordance with this Agreement, the “Final Exhibits and Schedules”). The Parties shall each use reasonable best efforts and cooperate with each other in good faith to finalize such Schedules, Disclosure Schedules, Exhibits and Annexes hereto as soon as practicable but in any event on or before 5:00 pm Eastern Standard Time on the fifth (5th) Business Day before the hearing to approve the Bidding Procedures (“Exhibits and Schedules Deadline”). The Selling Entities shall deliver draft Disclosure Schedules of the Selling Entities to Buyer as soon as practicable but in any event no later than the fifth (5th) Business Day after the Agreement Effective Date, and shall finalize such Disclosure Schedules to Buyer’s satisfaction in its sole discretion and deliver such Disclosure Schedules to Buyer no later than the Exhibits and Schedules Deadline. For the avoidance of doubt, Buyer shall have the right to review and comment on all drafts of the Disclosure Schedules prepared by or on behalf of the Selling Entities. Buyer shall use reasonable best efforts to deliver complete Disclosure Schedules of Buyer as soon as practicable but in any event on or before the Exhibits and Schedules Deadline. The Parties agree that all Exhibits shall be in customary form and shall be mutually acceptable to Buyer and Seller, acting reasonably. Other than such mutually acceptable Exhibits, the Parties hereby further agree that in no event shall any of the other Final Exhibits and Schedules be considered final and appended hereto and incorporated herein unless and until such other Final Exhibits and Schedules are approved by Buyer in its sole discretion; provided that no facility identified on the Schedule 2.02(i) (Excluded Facilities) delivered by Buyer to Seller on the Agreement Effective Date shall be removed from such Schedule and deemed a Facility without the consent of the Seller.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the day and year first above written.

SELLING ENTITIES:

DEAN FOODS COMPANY

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

ALTA-DENA CERTIFIED DAIRY, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

BERKELEY FARMS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

CASCADE EQUITY REALTY, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

COUNTRY FRESH, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DAIRY INFORMATION SYSTEMS HOLDINGS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DAIRY INFORMATION SYSTEMS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN DAIRY HOLDINGS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN EAST, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN EAST II, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN FOODS NORTH CENTRAL, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN FOODS OF WISCONSIN, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN HOLDING COMPANY

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN INTELLECTUAL PROPERTY SERVICES II, INC.

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN INTERNATIONAL HOLDING COMPANY

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN MANAGEMENT, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN PUERTO RICO HOLDINGS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN SERVICES, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN TRANSPORTATION, INC.

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN WEST, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DEAN WEST II, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DFC AVIATION SERVICES, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DFC ENERGY PARTNERS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DFC VENTURES, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DGI VENTURES, INC.

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

FRANKLIN HOLDINGS, INC.

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

FRIENDLY’S ICE CREAM HOLDINGS CORP.

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

FRIENDLY’S MANUFACTURING AND RETAIL, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

FRESH DAIRY DELIVERY, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

GARELICK FARMS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

MAYFIELD DAIRY FARMS, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

MIDWEST ICE CREAM COMPANY, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

MODEL DAIRY, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

REITER DAIRY, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

SAMPSON VENTURES, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

SHENANDOAH’S PRIDE, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

SOUTHERN FOODS GROUP, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

STEVE’S ICE CREAM, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

SUIZA DAIRY GROUP, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

TUSCAN/LEHIGH DAIRIES, INC.

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

VERIFINE DAIRY PRODUCTS OF SHEBOYGAN, LLC

By:	/s/ Eric Beringause
Name:	Eric Beringause
Title:	President and Chief Executive Officer

DIPS LIMITED PARTNER II

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President

DAIRY FARMERS OF AMERICA, INC.

By:	/s/ Richard P. Smith
Name:	Richard P. Smith
Title:	President & Chief Executive Officer

Schedule 2.02(i)

EXCLUDED FACILITIES

1.	Barber Pure Milk Company - Birmingham, AL (Fluid Plant)

2.	Berkeley Farms, Inc. - Hayward, CA(1)

3.	Borden Dairy of Oklahoma - Tulsa, OK

4.	Broughton Dairy - Marietta, OH

5.	Brown's - Hammond, LA

6.	Dean Foods - Woodbury, MN

7.	Land O'Lakes, Inc. - Bismarck, ND

8.	Land O'Lakes, Inc. - Sioux Falls, SD

9.	Mcarthur Dairy, Inc. - Miami, FL

10.	Meadow Gold Dairies, Inc. - Greeley, CO (2)

11.	Meadow Gold Dairies, Inc. - Hilo, HI

12.	Meadow Gold Dairies, Inc. - Honolulu, HI

13.	Model Dairy - Reno, NV

14.	Pet Dairy - O'Fallon, IL

15.	Branches associated exclusively with items 1 – 14 above

16.	Reiter Dairy - Akron, OH (Depot)

17.	Country Fresh - Livonia, MI (Depot)

18.	Dean Foods - Louisville, KY (Depot)

19.	Braselton, GA (3)

20.	Huntley, IL (3)

21.	Livonia, MI (3)

22.	Lynn, MA (3)

23.	Florence, SC (3)

24.	Brown’s - New Orleans, LA (MLK Parcel) (3)

25.	Thief River Falls, MN (3)

26.	McKinney, TX (IC Plant) (3)

27.	Brown’s - New Orleans, LA (BB2 & Plant) (3)

28.	Erie, PA (3)

(1) Berkeley Farms, Inc., facility is subject to the Right of First Refusal in Section 8.11 of the Asset Purchase Agreement.

(2) Except for the building and structures and any Real Property Interests underlying or associated with the Meadow Gold Greeley facility, which, notwithstanding anything to the contrary in the Asset Purchase Agreement, shall be “Assets” and acquired by Buyer.

(3) Asset held for sale.